UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
___________________

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Texas Instruments Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 16, 2026

Dear Stockholder:
You are cordially invited to attend the 2026 annual meeting of stockholders on Thursday, April 16, 2026, on our property at 12500 TI Boulevard, Dallas, Texas, at 8:30 a.m. (Central time). If you plan to attend the annual meeting, please see “Attendance and instructions for the annual meeting.” At the meeting we will consider and act upon the following matters:
•the election of directors for the next year,
•advisory approval of the company’s executive compensation,
•ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2026,
•one stockholder proposal, if properly presented, and
•such other matters as may properly come before the meeting.
Stockholders of record at the close of business on February 23, 2026, are entitled to vote at the annual meeting.
We urge you to vote your shares as promptly as possible by (i) accessing the voting website, (ii) calling the toll-free number or (iii) signing, dating and mailing the enclosed proxy.

Sincerely,

Katie Kane Senior Vice President, Secretary and General Counsel
Dallas, Texas March 4, 2026

2026 PROXY STATEMENT • PAGE 1

2026 PROXY STATEMENT • PAGE 2

PROXY STATEMENT – March 4, 2026
EXECUTIVE OFFICES
12500 TI BOULEVARD, DALLAS, TX 75243
MAILING ADDRESS: P.O. BOX 660199, MS 8658, DALLAS, TX 75266-0199
Voting procedures, quorum and attendance requirements
TI’s board of directors requests your proxy for the annual meeting of stockholders on April 16, 2026. If you sign and return the enclosed proxy or vote by telephone or on the internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 4, 2026. If you come to the meeting, you can vote in person. If you do not come to the meeting, your shares can be voted only if you have returned a properly signed proxy or followed the telephone or internet voting instructions, which can be found on the enclosed proxy. If you sign and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.
A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI common stock issued and outstanding and entitled to vote are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. Broker non-votes occur when a beneficial owner who holds company stock through a broker does not provide the broker with voting instructions as to any matter on which the broker is not permitted to exercise its discretion and vote without specific instruction.
Shown below is a list of the matters to be considered at the meeting (each of which is discussed elsewhere in this proxy statement) and the vote required for election or approval, as the case may be.

Matter	Required Vote for Election or Approval	Impact of Abstentions or Broker Non-Votes
Election of directors.	Majority of votes present in person or by proxy at the meeting and entitled to be cast in the election with respect to a nominee must be cast for that nominee.	Abstentions have the same effect as votes against. Broker non-votes are not counted as votes for or against.
Advisory vote to approve named executive officer compensation.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions and broker non-votes have the same effect as votes against.
Proposal to ratify appointment of independent registered public accounting firm.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.

Abstentions have the same effect as votes against. (Brokers are permitted to exercise their discretion and vote without specific instruction on this matter. Accordingly, there are no broker non-votes.)

Stockholder proposal to permit stockholders to act by written consent.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions and broker non-votes have the same effect as votes against.
Any other matter that may properly be submitted at the meeting.	Majority of votes present in person or by proxy at the meeting must be cast for the proposal.	Abstentions and broker non-votes have the same effect as votes against.

2026 PROXY STATEMENT • PAGE 3

Attendance and instructions for the annual meeting
Attendance at the annual meeting is limited to stockholders or their legal proxy holders. Each attendee must present a government-issued photo ID, such as a driver's license or passport, and an advance registration form to gain access. You may be denied entrance if the required identification and registration form are not presented. All attendees will be required to comply with TI’s then-current site visitor policy, which will be posted on our Investor Relations website on or before April 13, 2026. Be advised that TI’s security policy forbids weapons, cameras and audio/visual recording devices inside TI buildings. All bags will be subject to search upon entry into the building.
If you plan to attend the annual meeting in person, you must print your own advance registration form and bring it to the meeting. Advance registration forms can be printed by clicking on the “Attend a Meeting” button found at www.proxyvote.com and following the instructions provided. You will need the 16-digit control number included in your notice, proxy card or voting instruction form. You must request your advance registration form by April 15, 2026, at 11:59 p.m. (Eastern time). If you are unable to print your advance registration form, please call Stockholder Meeting Registration Phone Support (toll-free) at 1-844-318-0137 or 1-925-331-6070 (international toll) for assistance.
Guest advance registration forms are not available. Exceptions may be granted to stockholders who require a companion in order to facilitate their own attendance (for example, due to a physical disability) by contacting Investor Relations.
Additionally, if you plan to attend as proxy for a stockholder of record, you must present a valid legal proxy from the stockholder of record to you. If you plan to attend as proxy for a street name stockholder, you must present a valid legal proxy from the stockholder of record (i.e., the bank, broker or other holder of record) to the street name stockholder that is assignable and a valid legal proxy from the street name stockholder to you. Stockholders may appoint only one proxy holder to attend on their behalf.
Corporate governance and board of directors
Election of directors
Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees: Mark Blinn, Todd Bluedorn, Janet Clark, Carrie Cox, Martin Craighead, Reginald DesRoches, Curtis Farmer, Jean Hobby, Haviv Ilan, Ronald Kirk, Pamela Patsley and Robert Sanchez.
If you return a proxy that is not otherwise marked, your shares will be voted FOR each of the nominees.
Director nominees, qualifications and experience
All of the nominees for directorship will be directors of the company at the time of the annual meeting. If any nominee becomes unable to serve before the meeting, the persons named as proxies may vote for a substitute, or the number of directors will be reduced accordingly.
2026 PROXY STATEMENT • PAGE 4

Summary
The board is currently composed of 12 directors, 11 of whom are independent, possessing a wide range of skills, proven sound business judgment and commitment to the company’s success. The following table highlights the most relevant qualifications, experience and skills that each director nominee contributes to the board.

Qualifications, experience and skills	Mark Blinn	Todd Bluedorn	Janet Clark	Carrie Cox	Martin Craighead	Reginald DesRoches	Curtis Farmer	Jean Hobby	Haviv Ilan	Ronald Kirk	Pamela Patsley	Robert Sanchez
Executive leadership
Executive or senior leadership experience overseeing complex public or private enterprises. Experience includes managing large scale organizations, processes, strategic planning, sales and marketing, talent development, succession planning and long-term growth.
	•	•	•	•	•	•	•	•	•	•	•	•
Financial, auditing, accounting acumen
Experience with financial accounting, reporting and compliance matters, including experience with financial statements, accounting principles and audit processes relevant to our business.
	•	•	•	•	•	•	•	•	•		•	•
Global, international experience
Leadership experience in multinational organizations with expertise driving business success across a large workforce, complex global markets, international footprints and global supply chains.
	•	•	•	•	•		•	•	•	•	•	•
Governance Experience serving on other public company boards, which supports accountability, transparency and safeguarding stockholder interests.	•	•	•	•	•	•	•	•		•	•	•
Industry, end market knowledge Experience relevant to the semiconductor industry and our end markets, with an understanding of customer dynamics and business risks and opportunities.	•	•	•	•	•	•		•	•	•		•
Manufacturing operations, supply chain Leadership experience in complex manufacturing operations, including supply chain management.	•	•		•	•				•			•
Public policy, regulatory, legal Experience navigating public policy, regulatory and legal matters relevant to our business, including sustainability.	•	•	•	•	•		•	•	•	•	•	•
Risk management Experience identifying, evaluating and mitigating risks to our business.	•	•	•	•	•	•	•	•	•	•	•	•
Technology, innovation Leadership or experience related to technology, innovation and R&D with insights into disruptive innovation and emerging trends in dynamic, evolving industries.	•	•	•	•	•	•	•	•	•		•	•
The board strives to attract directors with a broad range of complementary perspectives, experiences and backgrounds that are aligned with the company’s strategic priorities. The board does not follow any ratio or formula. Rather, it uses its judgment to identify nominees whose qualifications, experience and skills, taken as a whole, will contribute to the high standards of board service at the company. The board actively seeks candidates with a broad range of perspectives and backgrounds, including women and minority candidates, for the pool from which board candidates are chosen. Maintaining a balance of tenure among the directors is also part of the board’s consideration, as oversight of the company’s strategy is best served from a range of perspectives; longer-serving directors bring valuable knowledge and familiarity with the company, while newer directors bring fresh perspectives. To help maintain this balance, the company has a mandatory retirement policy, pursuant to which directors cannot stand for election after reaching age 75.
2026 PROXY STATEMENT • PAGE 5

Nominee criteria
In evaluating prospective nominees, the board and governance and stockholder relations (GSR) committee consider the following criteria:
•Outstanding achievement in the individual’s personal career.
•Relevant commercial expertise.
•International operations experience.
•Financial acumen.
•Government experience.
•Standards of integrity and soundness of judgment.
•Ability to make independent, analytical inquiries.
•Ability to represent the total corporate interests of TI.
•Board diversity (viewpoints, gender, ethnicity).
•Willingness and ability to devote the time required to perform board activities adequately. Directors should not serve on the boards of more than three other public companies.
Nominee assessment
As it considered director nominees for the 2026 annual meeting, the board and GSR committee prioritized expertise most relevant for effective oversight of the company’s strategic direction; succession planning for senior executive positions; the company’s financial performance; the challenges of running a large, complex enterprise, including the management of its risks; major acquisitions and divestitures; and significant research and development (R&D) and capital investment decisions.
The board and GSR committee believe the director nominees are qualified and accomplished professionals, with experiences that support oversight of the company’s strategy. The board and GSR committee believe that each of the nominees contributes essential insight into evolving industry considerations, risks and opportunities facing the company.
2026 PROXY STATEMENT • PAGE 6

Director nominees
Mark Blinn
Former chief executive officer of Flowserve Corporation
Independent director Age 64 Director since 2013
Career highlights
Mr. Blinn served in various positions at Flowserve, including as chief executive officer and president from 2009 to 2017 and chief financial officer from 2004 to 2009. Prior to Flowserve, Mr. Blinn held senior finance positions at several companies, including FedEx Kinko’s Office and Print Services, Inc. and Centex Corporation. As an attorney, he represented financial institutions, foreign corporations and insurance companies.

Key skills and experience
•Management responsibility of a large, multinational manufacturer operating in industrial markets
•Responsibility for significant capital and R&D investments
•Keen appreciation for audit and financial control matters
Other current public company directorships
•Emerson Electric Co.
•Globe Life Inc.
•Qnity Electronics, Inc.

Other public company directorships in the last five years
•Kraton Corporation
•Leggett & Platt, Incorporated

Todd Bluedorn
Former chairman and chief executive officer of Lennox International Inc.
Independent director Age 62 Director since 2017
Career highlights
Mr. Bluedorn served as vice chair of Madison Industries from 2022 to 2023. Prior to Madison Industries, he served as chief executive officer of Lennox International from 2007 to 2022 and chairman of the board from 2012 to 2022. Prior to that, Mr. Bluedorn held several senior management positions at United Technologies Corporation, including leading Otis Elevator — North & South America.

Key skills and experience
•Management responsibility of a large, multinational manufacturer operating in industrial markets
•Responsibility for significant capital and R&D investments
Other current public company directorships
•Medline Inc.
•Samsara Inc.
Other public company directorships in the last five years
•Lennox International Inc.

Janet Clark
Former chief financial officer of Marathon Oil Corporation
Independent director Age 71 Director since 2015
Career highlights
Ms. Clark was chief financial officer and executive vice president of Marathon Oil Corporation from 2007 to 2013 and senior vice president and chief financial officer from 2004 to 2007. Prior to Marathon, she served as chief financial officer of Nuevo Energy Company and Santa Fe Snyder Corporation. Ms. Clark has served as a director of Goldman Sachs BDC, Dell Inc. and Exterran Holdings, Inc. She also serves as a director of environmental nonprofit Resources for the Future.

Key skills and experience
•Keen appreciation for audit and financial control matters
•Oversight of large multinational companies, including one in the technology industry
Other current public company directorships
•EOG Resources, Inc.
Other public company directorships in the last five years
•None

2026 PROXY STATEMENT • PAGE 7

Carrie Cox
Former chairman and chief executive officer of Humacyte, Inc.
Independent director Age 68 Director since 2004
Career highlights
Ms. Cox was the executive chair
of Humacyte, Inc. from 2018 to 2019, where she was also chairman and chief executive officer from 2010 to 2018. Prior to Humacyte, Ms. Cox held several senior management positions in the medical industry, including leading the global pharmaceuticals business at Schering-Plough Corporation and the global prescription business at Pharmacia Corporation. She also serves as interim executive chair of Organon & Co.

Key skills and experience
•Management responsibility of a large multinational company operating in a regulated industry
•Responsibility for significant capital and R&D investments
Other current public company directorships
•Organon & Co.
•Solventum Corporation
Other public company directorships in the last five years
•Cardinal Health, Inc.
•Cartesian Therapeutics, Inc.

Martin Craighead
Former chairman and chief executive officer of Baker Hughes Inc.
Independent director Age 66 Director since 2018
Career highlights
At Baker Hughes Inc., Mr. Craighead served as chief executive officer from 2012 to 2017 and chairman of the board from 2013 until the company merged with GE in 2017. He then served as vice chair of Baker Hughes, a GE company, until 2019. Prior to leading the company, Mr. Craighead held several senior management roles at Baker Hughes, including as chief operating officer.

Key skills and experience
•Management responsibility of a large, multinational company operating in industrial markets
•Responsibility for significant capital and R&D investments
Other current public company directorships
•Emerson Electric Co.
Other public company directorships in the last five years
•Ecovyst Inc.

Reginald DesRoches
President of Rice University
Independent director Age 58 Director since 2024
Career highlights
Dr. DesRoches has been the president of Rice University since 2022 and a professor of engineering since 2017. Prior to his role as president, he served as Rice’s Howard Hughes Provost from 2020 to 2022 and the William and Stephanie Sick Dean of Engineering from 2017 to 2020. Dr. DesRoches previously served as the chair of the School of Civil and Environmental Engineering at Georgia Tech.

Key skills and experience
•Management responsibility of a large, internationally recognized research university
•Responsibility for significant capital and R&D investments
•Keen appreciation for technology matters
Other current public company directorships
•Brandywine Realty Trust
Other public company directorships in the last five years
•None

2026 PROXY STATEMENT • PAGE 8

Curtis Farmer
Former chairman, president and chief executive officer of Comerica Incorporated
Independent director Age 63 Director since 2023
Career highlights
Prior to the merger with Fifth Third Bancorp in 2026, Mr. Farmer served as chief executive officer of Comerica from 2019, chairman from 2020 and president from 2015. Following the merger, Mr. Farmer serves as vice chair of Fifth Third. Prior to those roles, he was executive vice president from 2008 to 2011, then vice chairman from 2011 to 2015 at Comerica. Mr. Farmer has also held senior leadership positions at Wachovia Corporation.

Key skills and experience
•Management responsibility of a large financial institution
•Responsibility for significant capital and R&D investment
Other current public company directorships
•None
Other public company directorships in the last five years
•Comerica Incorporated

Jean Hobby
Retired partner of PricewaterhouseCoopers LLP
Independent director Age 65 Director since 2016
Career highlights
Ms. Hobby was global strategy officer of PricewaterhouseCoopers from 2013 to 2015. Prior to that, she held several senior management positions at the firm, including as technology, media and telecom sector leader and chief financial officer.

Key skills and experience
•Extensive audit knowledge and keen appreciation for audit, financial control and technology matters
•Management responsibility at a large, multinational company
•Strategic planning expertise
Other current public company directorships
•Hewlett Packard Enterprise Company
•Integer Holdings Corporation
Other public company directorships in the last five years
•None

Haviv Ilan
Chairman, president and chief executive officer of Texas Instruments Incorporated
Age 57 Director since 2021
Career highlights
Mr. Ilan became chairman of the board in 2026 and president and chief executive officer of the company since 2023 and has served on the company’s board since 2021. From 2020 to 2023, Mr. Ilan was the executive vice president and chief operating officer, responsible for leading TI’s business and sales organizations, technology and manufacturing operations and information technology services. He has served the company at a senior level since 2014.

Key skills and experience
•Management responsibility for the company's operations
•Knowledge of the company and the semiconductor industry
•Responsibility for significant capital investments
Other current public company directorships
•None
Other public company directorships in the last five years
•None

2026 PROXY STATEMENT • PAGE 9

Ronald Kirk
Senior of counsel at Gibson, Dunn & Crutcher LLP
Independent director Age 71 Director since 2013
Career highlights
Mr. Kirk has been senior of counsel at Gibson, Dunn & Crutcher since 2013 and co-chairs the international trade and ESG practice groups. He served as the U.S. Trade Representative from 2009 to 2013, where he focused on the development and enforcement of U.S. intellectual property law. Mr. Kirk has been a director of Brinker International, Inc. and Dean Foods Company.

Key skills and experience
•Management responsibility of a large, complex organization operating internationally
•Keen insight into issues bearing on global economic activity and international trade policies
Other current public company directorships
•Mister Car Wash, Inc.
Other public company directorships in the last five years
•AMF Hawaii Investments, LLC

Pamela Patsley
Former chairman and chief executive officer of MoneyGram International, Inc.
Independent director Age 69 Director since 2004
Career highlights
At MoneyGram, Ms. Patsley was chair and chief executive officer from 2009 to 2015, then executive chair until 2018. Prior to that, she was senior executive vice president at First Data Corporation and chief executive officer of Paymentech, Inc. She also served as chief financial officer of First USA, Inc. and began her career as an auditor.

Key skills and experience
•Management responsibility of a large, multinational company
•Keen appreciation for audit, financial control and technology matters
Other current public company directorships
•Hilton Grand Vacations Inc.
•Keurig Dr Pepper Inc.
•Payoneer Global Inc.
Other public company directorships in the last five years
•ACI Worldwide, Inc.

Robert Sanchez
Chairman and chief executive officer of Ryder System, Inc.
Independent director Age 60 Director since 2011
Career highlights
Mr. Sanchez has been chairman and chief executive officer of Ryder since 2013. During his career at Ryder, Mr. Sanchez has served as president, chief operating officer, chief information officer and chief financial officer. He has also had a broad range of leadership roles in Ryder’s business segments, including as president of its Global Fleet Management Solutions business.

Key skills and experience
•Management responsibility of a large, multinational transportation and logistics company
•Responsibility for significant capital investments
•Keen appreciation for technology matters
Other current public company directorships
•Ryder System, Inc.
Other public company directorships in the last five years
•None

Effective December 31, 2025, Mr. Richard Templeton retired from his role as chairman and as a member of the board. The board appointed Mr. Ilan, the company’s president and chief executive officer, to serve as chair.
2026 PROXY STATEMENT • PAGE 10

Director nomination process
The board is responsible for approving nominees for election as directors. To assist in this task, the board has designated a standing committee, the GSR committee, that is responsible for reviewing and recommending nominees to the board. The GSR committee is comprised solely of independent directors as defined by the rules of The Nasdaq Stock Market LLC (Nasdaq) and the board’s corporate governance guidelines. Our board of directors has adopted a written charter for the GSR committee. It can be found on our website at www.ti.com/corporategovernance.
It is a long-standing policy of the board to consider prospective board nominees recommended by stockholders. A stockholder who wishes to recommend a prospective board nominee for the GSR committee’s consideration must write to the Secretary of the GSR committee, Texas Instruments Incorporated, P.O. Box 660199, MS 8658, Dallas, TX 75265-5936. The GSR committee will evaluate the stockholder’s prospective board nominee in the same manner as it evaluates other nominees.
Under the company’s by-laws, a stockholder, or a group of up to 20 stockholders, owning at least 3% of the company’s outstanding common stock continuously for at least three years may nominate and include in the company’s proxy materials director nominees constituting up to the greater of two individuals, or 20% of the board of directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the by-laws, which can be found on our website at www.ti.com/corporategovernance.
The company’s by-laws also allow stockholders to nominate directors without involving the GSR committee or including the nominee in the company’s proxy materials. To do so, stockholders must comply with the requirements set forth in the by-laws.
Communications with the board
Stockholders who wish to communicate with the board, a board committee or an individual director may write to them at P.O. Box 660199, MS 8658, Dallas, TX 75265-5936. Communications addressed to the board, a board committee or an individual director that are sent to this address will be shared with the addressee.
Corporate governance
The board has a long-standing commitment to responsible and effective corporate governance. We annually conduct extensive governance reviews and engage in investor outreach.
The board’s corporate governance guidelines (which include the director independence standards), the charters of each of the board’s committees, TI’s “Living our Values: TI’s ambitions, values and code of conduct,” our code of ethics for our chief executive officer (CEO) and senior financial officers and our by-laws are available on our website at www.ti.com/corporategovernance. Stockholders may request copies of these documents free of charge by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.
We have adopted an insider trading policy that governs the purchase, sale and other disposition of our securities by any director, officer and employee of the company, and the company itself, that is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as Nasdaq listing standards.
It is against TI policy for any employee, including an executive officer, or director to engage in trading in “puts” (options to sell at a fixed price), “calls” (similar options to buy) or other options or hedging techniques on TI stock specifically designed to limit losses on TI stock or equity compensation held by the employee or director. It is also against TI policy for directors and executive officers to pledge TI stock.
Annual meeting attendance
It is a policy of the board to encourage directors to attend the annual meeting of stockholders. Attendance allows for interaction between stockholders and board members. In 2025, all directors attended TI’s annual meeting of stockholders.
2026 PROXY STATEMENT • PAGE 11

Director independence
The board has determined that each of our directors is independent, with the exception of Mr. Ilan. In connection with this determination, information was reviewed regarding directors’ business and charitable affiliations, directors’ immediate family members and their employers, and any transactions or arrangements between the company and such persons or entities. The board has adopted the following standards for determining independence.
A.In no event will a director be considered independent if:
1.He or she is a current partner of or is employed by the company’s independent auditors;
2.A family member of the director is (i) a current partner of the company’s independent auditors or (ii) currently employed by the company’s independent auditors and personally works on the company’s audit;
3.Within the current or preceding three fiscal years he or she was, and remains at the time of the determination, a partner in or a controlling shareholder, an executive officer or an employee of an organization that in the current year or any of the past three fiscal years (i) made payments to, or received payments from, the company for property or services, (ii) extended loans to or received loans from, the company, or (iii) received charitable contributions from the company in an amount or amounts which, in the aggregate in such fiscal year, exceeded the greater of $200,000 or 2% of the recipient’s consolidated gross revenues for that year (for purposes of this standard, “payments” excludes payments arising solely from investments in the company’s securities and payments under non-discretionary charitable contribution matching programs); or
4.Within the current or preceding three fiscal years a family member of the director was, and remains at the time of the determination, a partner in or a controlling shareholder or an executive officer of an organization that in the current year or any of the past three fiscal years (i) made payments to, or received payments from, the company for property or services, (ii) extended loans to or received loans from the company, or (iii) received charitable contributions from the company in an amount or amounts which, in the aggregate in such fiscal year, exceeded the greater of $200,000 or 2% of the recipient’s consolidated gross revenues for that year (for purposes of this standard, “payments” excludes payments arising solely from investments in the company’s securities and payments under non-discretionary charitable contribution matching programs).
B.In no event will a director be considered independent if within the preceding three years:
1.He or she was employed by the company (except in the capacity of interim chairman of the board, chief executive officer or other executive officer, provided the interim employment did not last longer than one year);
2.He or she received more than $120,000 during any twelve-month period in compensation from the company (other than (i) compensation for board or board committee service, (ii) compensation received for former service lasting no longer than one year as an interim chairman of the board, chief executive officer or other executive officer and (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation);
3.A family member of the director was employed as an executive officer by the company;
4.A family member of the director received more than $120,000 during any twelve-month period in compensation from the company (excluding compensation as a non-executive officer employee of the company);
5.He or she was (but is no longer) a partner or employee of the company’s independent auditors and worked on the company’s audit within that time;
6.A family member of the director was (but is no longer) a partner or employee of the company’s independent auditors and worked on the company’s audit within that time;
7.He or she was an executive officer of another entity at which any of the company’s current executive officers at any time during the past three years served on that entity’s compensation committee; or
8.A family member of the director was an executive officer of another entity at which any of the company’s current executive officers at any time during the past three years served on that entity’s compensation committee.
2026 PROXY STATEMENT • PAGE 12

C.No member of the audit committee may accept directly or indirectly any consulting, advisory or other compensatory fee from the company, other than in his or her capacity as a member of the board or any board committee. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the company (provided that such compensation is not contingent in any way on continued service). In addition, no member of the audit committee may be an affiliated person of the company except in his or her capacity as a director.
D.With respect to service on the compensation committee, the board will consider all factors that it deems relevant to determining whether a director has a relationship to the company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including but not limited to:
1.The source of compensation of the director, including any consulting, advisory or compensatory fee paid by the company to the director; and
2.Whether the director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
E.For any other relationship, the determination of whether it would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities, and consequently whether the director involved is independent, will be made by directors who satisfy the independence criteria set forth in this section.
For purposes of these independence determinations, “company” and “family member” will have the same meaning as under Nasdaq rules.
2026 PROXY STATEMENT • PAGE 13

Board organization
Board and committee meetings
During 2025, the board held five meetings. The board has three standing committees described below. The standing committees of the board collectively held 17 meetings in 2025. Each director attended at least 75% of the board and relevant committee meetings combined. Overall attendance at board and committee meetings was approximately 98%. The table below shows board composition and committee assignments as of April 2025.

Director	Audit Committee	Compensation Committee	Governance and Stockholder Relations Committee
Mark Blinn		•
Todd Bluedorn			Chair
Janet Clark *	Chair
Carrie Cox		•
Martin Craighead		Chair
Reginald DesRoches	•
Curtis Farmer	•
Jean Hobby			•
Haviv Ilan
Ronald Kirk		•
Pamela Patsley			•
Robert Sanchez	•
Richard Templeton
*    Lead director
Committees of the board
Audit committee
The audit committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (Securities Exchange Act). All members of the audit committee are independent under Nasdaq rules and the board’s corporate governance guidelines. Since April 25, 2024, the committee members have been Ms. Clark (chair), Dr. DesRoches, Mr. Farmer and Mr. Sanchez. The audit committee is generally responsible for:
•Reviewing:
◦The annual report of TI’s independent registered public accounting firm related to quality control.
◦TI’s annual and quarterly reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports, and recommending appropriate action to the board.
◦TI’s audit plans.
◦Before issuance, TI’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies.
◦Relationships between the independent registered public accounting firm and TI.
◦The adequacy of TI’s internal accounting controls and other factors affecting the integrity of TI’s financial reports, and discussing with management and with the independent registered public accounting firm.
◦TI’s risk assessment and risk management practices, including cybersecurity and environmental-related risks.
◦TI’s compliance and ethics program.
◦A report of compliance of management and operating personnel with TI’s code of conduct, including TI’s conflict of interest policy.
◦TI’s non-employee-related insurance programs.
◦Changes, if any, in major accounting policies of the company.
2026 PROXY STATEMENT • PAGE 14

◦Trends in accounting policy changes that are relevant to the company.
◦The company’s policy regarding investments and financial derivative products.
•Discussing TI’s audited financial statements with management and the independent registered public accounting firm, including a discussion with the firm regarding the matters required to be reviewed under applicable legal or regulatory requirements.
•Creating and periodically reviewing TI’s whistleblower policy.
•Appointing, compensating, retaining and overseeing TI’s independent registered public accounting firm.
The board has determined that all members of the audit committee are sufficiently proficient in reading and understanding fundamental financial statements, and three members meet the Nasdaq listing standard of financial sophistication. In addition, the board has designated Ms. Clark as the audit committee financial expert, as defined under the Securities and Exchange Commission’s rules.
The audit committee met six times in 2025. The audit committee holds regularly scheduled meetings and reports its activities to the board. The audit committee also continued its long-standing practice of meeting directly with our internal audit staff to discuss the audit plan and to allow for direct interaction between audit committee members and our internal auditors.
Compensation committee
All members of the compensation committee are independent. Since April 27, 2023, the committee members have been Mr. Craighead (chair), Mr. Blinn, Ms. Cox and Mr. Kirk. The compensation committee is generally responsible for:
•Reviewing the performance of the CEO and determining his compensation.
•Setting the compensation of the company’s other executive officers.
•Overseeing administration of employee benefit plans.
•Making recommendations to the board regarding:
◦Institution and termination of, revisions in, and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company, (ii) require or permit the issuance of the company’s stock or (iii) require board approval.
◦Reservation of company stock for use as awards of grants under plans or as contributions or sales to any trustee of any employee benefit plan.
•Taking action as appropriate regarding the institution and termination of, revisions in, and actions under employee benefit plans that are not required to be approved by the board.
•Appointing, setting the compensation of, overseeing and considering the independence of any compensation consultant or other advisor.
The compensation committee met five times in 2025. The compensation committee holds regularly scheduled meetings, reports its activities to the board, and consults with the board before setting annual executive compensation.
In performing its functions, the committee is supported by the company’s Human Resources organization. The committee has the authority to retain any advisors it deems appropriate to carry out its responsibilities. The committee retained Pearl Meyer as its compensation consultant for the 2025 compensation cycle. The committee instructed the consultant to advise it directly on executive compensation philosophy, strategies, pay levels, decision-making processes and other matters within the scope of the committee’s charter. Additionally, the committee instructed the consultant to assist the company’s Human Resources organization in its support of the committee in these matters with such items as peer group assessment, analysis of the executive compensation market and compensation recommendations.
The compensation committee considers it important that its compensation consultant’s objectivity not be compromised by other engagements with the company or its management. In support of this belief, the committee has a policy on compensation consultants, a copy of which may be found on www.ti.com/corporategovernance.
2026 PROXY STATEMENT • PAGE 15

During 2025, the committee determined that its compensation consultant was independent of the company and had no conflict of interest.
The compensation committee considers executive compensation in a multistep process that involves the review of market information, performance data and possible compensation levels over several meetings leading to the annual determinations in January. Before setting executive compensation, the committee reviews the total compensation and benefits of the executive officers and considers the impact that their retirement, or termination under various other scenarios, would have on their compensation and benefits.
The CEO and the senior vice president responsible for Human Resources, who is an executive officer, are regularly invited to attend meetings of the committee. The CEO is excused from the meeting during any deliberations or vote on his compensation. No executive officer determines his or her own compensation or the compensation of any other executive officer. As members of the board, the members of the committee receive information concerning the performance of the company during the year and interact with our management. The CEO gives the committee and the board an assessment of his own performance during the year just ended. He also reviews the performance of the other executive officers with the committee and makes recommendations regarding their compensation. The senior vice president responsible for Human Resources assists in the preparation of and reviews the compensation recommendations made to the committee other than for his compensation.
The compensation committee’s charter provides that it may delegate its power, authority and rights with respect to TI’s long-term incentive plans, employee stock purchase plan and employee benefit plans to (i) one or more committees of the board established or delegated authority for that purpose or (ii) employees or committees of employees except that no such delegation may be made with respect to compensation of the company’s executive officers.
Pursuant to that authority, the compensation committee has delegated to a special committee established by the board the authority to, among other things, grant a limited number of stock options and restricted stock units (RSUs) under the company’s long-term incentive plans. The sole member of the special committee is Mr. Ilan. The special committee has no authority to grant, amend or terminate any form of compensation for TI’s executive officers. The compensation committee reviews all activity of the special committee.
Governance and stockholder relations committee
All members of the GSR committee are independent. Since April 25, 2024, the committee members have been Mr. Bluedorn (chair), Ms. Hobby and Ms. Patsley. The GSR committee is generally responsible for:
•Making recommendations to the board regarding:
◦The development and revision of our corporate governance principles.
◦The size, composition and functioning of the board and board committees.
◦Candidates to fill board positions.
◦Nominees to be designated for election as directors.
◦Compensation of board members.
◦Organization and responsibilities of board committees.
◦Succession planning by the company.
◦Issues of potential conflicts of interest involving a board member raised under TI’s conflict of interest policy.
◦Election of executive officers of the company.
◦Topics affecting the relationship between the company and stockholders.
◦Public issues likely to affect the company.
◦Responses to proposals submitted by stockholders.
•Reviewing:
◦Contribution policies of the company and the TI Foundation.
◦Scope of activities of the company’s political action committee.
◦Revisions to TI’s code of conduct.
2026 PROXY STATEMENT • PAGE 16

•Electing officers of the company other than the executive officers.
•Overseeing an annual evaluation of the board and the committee.
The GSR committee met six times in 2025. The GSR committee holds regularly scheduled meetings and reports its activities to the board.
Board evaluation process
The board recognizes that a robust and constructive evaluation process is an essential part of good corporate governance and board effectiveness. The board and committee annual evaluation processes are designed to assess board and committee effectiveness, as well as individual director performance and contribution levels. The results of the evaluations are part of the GSR committee’s and the board’s consideration in connection with their review of director nominees to ensure the board continues to operate effectively.
Annually, each of our directors completes comprehensive board and committee questionnaires. Each committee oversees its own evaluation process, and the GSR committee also oversees the board evaluation process. The questionnaires and ongoing feedback from individual directors facilitate a candid assessment of (i) the board and committees’ oversight of risk, strategy and operations; (ii) the board’s culture, leadership structure and mix of director skills, qualifications and experiences; and (iii) board and committee meeting mechanics. Our directors are willing to have honest and difficult conversations as needed during the evaluation and nomination process.
Board leadership structure
The board’s current leadership structure combines the positions of chairman and CEO and includes a lead director who presides at executive sessions and performs the duties listed below. The board believes that this structure, combined with its other practices (such as (i) including on each board agenda an opportunity for the independent directors to comment on and influence the proposed strategic agenda for future meetings and (ii) holding an executive session of the independent directors at each board meeting), allows it to maintain the active engagement of independent directors and appropriate oversight of management.
The lead director is elected by the independent directors to serve at least a one-year term. The independent directors have elected Ms. Clark to serve as lead director. The duties of the lead director are to:
•Preside at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;
•Serve as liaison between the chairman and the independent directors;
•Approve information sent to the board;
•Approve meeting agendas for the board;
•Approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
•If requested by major shareholders, ensure that he or she is available for consultation and direct communication.
In addition, the lead director has authority to call meetings of the independent directors.
The board, led by its GSR committee, regularly reviews the board’s leadership structure. The board’s consideration is guided by two questions: Would stockholders be better served, and would the board be more effective with a different structure? The board’s views are informed by a review of the practices of other companies and insight into the preferences of top stockholders, as gathered from face-to-face dialogue and review of published guidelines. The board also considers how board roles and interactions would change if its leadership structure changed. The board’s goal is for each director to have an equal stake in the board’s actions and equal accountability to the company and its stockholders.
The board continues to believe that there is no uniform solution for a board leadership structure. Indeed, the company has had varying board leadership models over its history, at times separating the positions of chairman and CEO and at times combining the two and utilizing a lead director.
2026 PROXY STATEMENT • PAGE 17

Oversight by the board
It is management’s responsibility to assess and manage the various risks TI faces. It is the board’s responsibility to oversee management in this effort. In exercising its oversight, the board has allocated some areas of focus to its committees and has retained areas of focus for itself, as more fully described below.
Management generally views the risks TI faces as falling into the following categories: strategic, operational, financial and compliance. The board as a whole has oversight responsibility for the company’s strategic and operational risks (e.g., major initiatives, competitive markets and products, sales and marketing, R&D and cybersecurity). Throughout the year the CEO discusses these risks with the board. Additionally, at least once each year, the company’s chief information officer provides information on the cybersecurity risks and the company’s approach to protecting the company’s data and systems infrastructure to the board or audit committee. In the event of a material cybersecurity event, management would notify the board and, in compliance with our procedures, determine the timing and extent of the response and public disclosure and whether any future vulnerabilities are expected.
TI’s audit committee has oversight responsibility for financial risk (such as accounting, finance, internal controls and tax strategy). Oversight responsibility for compliance risk is shared by the board committees. For example, the audit committee oversees compliance with the company’s code of conduct and finance- and accounting-related laws and policies, as well as the company’s compliance program itself, including global trade compliance; the compensation committee oversees compliance with the company’s executive compensation plans and related laws and policies; and the GSR committee oversees compliance with governance-related laws and policies, including the company’s corporate governance guidelines. Environmental, social and governance (ESG) matters of significance for TI are overseen by the committee with the appropriate focus.
The audit committee oversees the company’s approach to risk management as a whole, including cybersecurity and environmental-related risks. The company’s chief financial officer (CFO) reviews the company’s risk management process with the audit committee at least annually. In addition, the company’s chief information officer reviews the company’s information technology systems with the audit committee periodically and includes a discussion of key cybersecurity risks as appropriate.
The board’s leadership structure is consistent with the board and committees’ roles in risk oversight. As discussed above, the board has found that its current structure and practices are effective in fully engaging the independent directors. Allocating various aspects of risk oversight among the committees provides for similar engagement. Having the CEO review strategic and operational risks with the board ensures that the director most knowledgeable about the company, the industry in which it operates and the competition and other challenges it faces shares those insights with the board, providing for a thorough and efficient process.
Director compensation
The GSR committee has responsibility for reviewing and making recommendations to the board on compensation for non-employee directors, with the board making the final determination. The committee has no authority to delegate its responsibility regarding director compensation. In carrying out this responsibility, it is supported by TI’s Human Resources organization and the company’s compensation consultant. The CEO, the senior vice president responsible for Human Resources and the Secretary review the recommendations made to the committee.
The compensation arrangements in 2025 for the non-employee directors were:
•Annual retainer of $110,000 for board and committee service.
•Additional annual retainer of $40,000 for service as the lead director.
•Additional annual retainer of $35,000 for service as chair of the audit committee; $25,000 for service as chair of the compensation committee; and $20,000 for service as chair of the GSR committee.
2026 PROXY STATEMENT • PAGE 18

•Annual grant of a 10-year option to purchase TI common stock pursuant to the terms of the Texas Instruments 2018 Director Compensation Plan (Director Plan), which was approved by stockholders in April 2018. The grant date value is approximately $115,000, determined using a Black-Scholes option-pricing model (subject to the board’s ability to adjust the grant downward). These non-qualified options become exercisable in four equal annual installments beginning on the first anniversary of the grant and also will become fully exercisable in the event of termination of service following a change in control (as defined in the Director Plan) of TI. If a director’s service terminates due to death, disability or ineligibility to stand for re-election under the company’s by-laws, or after the director has completed eight years of service, then all outstanding options held by the director shall continue to become exercisable in accordance with their terms. If a director’s service terminates for any other reason, all outstanding options held by the director shall be exercisable for 30 days after the date of termination, but only to the extent such options were exercisable on the date of termination.
•Annual grant of restricted stock units pursuant to the Director Plan with a grant date value of $115,000 (subject to the board’s ability to adjust the grant downward). The restricted stock units vest on the fourth anniversary of their date of grant and upon a change in control as defined in the Director Plan. If a director is not a member of the board on the fourth anniversary of the grant, restricted stock units will nonetheless settle (i.e., the shares will issue) on such anniversary date if the director has completed eight years of service prior to termination or the director’s termination was due to death, disability or ineligibility to stand for re-election under the company’s by-laws. The director may defer settlement of the restricted stock units at his or her election. Upon settlement, the director will receive one share of TI common stock for each restricted stock unit. Dividend equivalents are paid on the restricted stock units at the same rate as dividends on TI common stock. The director may defer receipt of dividend equivalents.
•$1,000 per day compensation for other activities designated by the chairman.
•A one-time grant of restricted stock units with a grant date value of approximately $200,000 upon a director’s initial election to the board.
The board has determined that annual grants of equity compensation to non-employee directors will be timed to occur in January when grants are made to our U.S. employees in connection with the annual compensation review process. See “Process for equity grants” for a discussion regarding the timing of equity compensation grants.
Directors are not paid a fee for meeting attendance, but we reimburse non-employee directors for their travel, lodging and related expenses incurred in connection with attending board, committee and stockholders meetings and other designated events. In addition, non-employee directors may travel on company aircraft to and from these meetings and other designated events.
Under the Director Plan, some directors have chosen to defer all or part of their cash compensation. These deferred amounts are credited to either a cash account or stock unit account. Cash accounts earn interest from TI at a rate currently based on Moody’s Seasoned Aaa Corporate Bonds. For 2025, that rate was 4.72%. Stock unit accounts fluctuate in value with the underlying shares of TI common stock, which will be issued after the deferral period. Dividend equivalents are paid on these stock units. Directors may also defer settlement of the restricted stock units they receive.
We have arrangements with certain customers whereby our employees may purchase consumer products containing TI components at discounted pricing. In addition, the TI Foundation has a matching gift program. In both cases, directors are entitled to participate on the same terms and conditions available to employees.
Non-employee directors are not eligible to participate in any TI-sponsored pension plan.
2026 PROXY STATEMENT • PAGE 19

2025 director compensation
The following table shows the compensation of all persons who were non-employee members of the board during 2025 for services in all capacities to TI in 2025.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Mark Blinn	$110,000	$114,836	$114,984	—	—	$40	$339,860
Todd Bluedorn	$143,333	$114,836	$114,984	—	—	$40	$373,193
Janet Clark	$171,667	$114,836	$114,984	—	—	$30,040	$431,527
Carrie Cox	$110,000	$114,836	$114,984	—	—	$30,040	$369,860
Martin Craighead	$135,000	$114,836	$114,984	—	—	$2,540	$367,360
Reginald DesRoches	$110,000	$114,836	$114,984	—	—	$27,540	$367,360
Curtis Farmer	$110,000	$114,836	$114,984	—	—	$40	$339,860
Jean Hobby	$110,000	$114,836	$114,984	—	—	$40	$339,860
Ronald Kirk	$110,000	$114,836	$114,984	—	—	$25,040	$364,860
Pamela Patsley	$110,000	$114,836	$114,984	—	—	$30,040	$369,860
Robert Sanchez	$110,000	$114,836	$114,984	—	—	$30,040	$369,860
(1)Includes amounts deferred at the director’s election.
(2)Shown is the aggregate grant date fair value of restricted stock units granted in 2025 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification™ Topic 718, Compensation-Stock Compensation (ASC 718). The assumptions used for purposes of calculating the grant date fair value are described in Note 3 to the financial statements contained in Item 8 in TI’s annual report on Form 10-K for the year ended December 31, 2025 (the “2025 financial statements”). Each restricted stock unit represents the right to receive one share of TI common stock. For restricted stock units granted prior to 2007, shares are issued at the time of mandatory retirement from the board (age 75) or upon the earlier of termination of service from the board after completing eight years of service or death or disability. For information regarding share issuances under restricted stock units granted after 2006, see the discussion on page 19.
The table below shows the aggregate number of shares underlying outstanding restricted stock units held by the named individuals as of December 31, 2025.

Name	RSUs (Shares)
Mark Blinn	11,717
Todd Bluedorn	2,446
Janet Clark	10,816
Carrie Cox	33,962
Martin Craighead	2,446
Reginald DesRoches	1,783
Curtis Farmer	2,386
Jean Hobby	2,446
Ronald Kirk	2,446
Pamela Patsley	4,446
Robert Sanchez	9,313
2026 PROXY STATEMENT • PAGE 20

(3)Shown is the aggregate grant date fair value of options granted in 2025 calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of calculating the grant date fair value appears in Note 3 to the 2025 financial statements. The terms of these options are as set forth on page 19.
The table below shows the aggregate number of shares underlying outstanding stock options held by the named individuals as of December 31, 2025.

Name	Options (Shares)
Mark Blinn	6,559
Todd Bluedorn	25,494
Janet Clark	25,494
Carrie Cox	25,494
Martin Craighead	21,188
Reginald DesRoches	2,551
Curtis Farmer	5,617
Jean Hobby	12,745
Ronald Kirk	31,559
Pamela Patsley	25,494
Robert Sanchez	31,559
(4)Consists of (i) the annual cost ($40 per director) of premiums for travel and accident insurance policies and (ii) contributions under the TI Foundation matching gift program of $30,000 for Ms. Clark, $30,000 for Ms. Cox, $2,500 for Mr. Craighead, $27,500 for Dr. DesRoches, $25,000 for Mr. Kirk, $30,000 for Ms. Patsley and $30,000 for Mr. Sanchez.
2026 PROXY STATEMENT • PAGE 21

Executive compensation
We are providing shareholders the opportunity to cast advisory votes on named executive officer compensation as required by Section 14A of the Securities Exchange Act.
Proposal regarding advisory approval of the company’s executive compensation
The “named executive officers” are the chief executive officer, the chief financial officer and the three other most highly compensated executive officers, as named in the compensation tables on pages 37-48.
We ask shareholders to approve the following resolution:
RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion on pages 22-48 of this proxy statement, is hereby approved.
We encourage shareholders to review the Compensation Discussion and Analysis section of the proxy statement, which follows. It discusses our executive compensation policies and programs and explains the compensation decisions relating to the named executive officers for 2025. We believe that the policies and programs serve the interests of our shareholders and that the compensation received by the named executive officers is commensurate with the performance and strategic position of the company.
Although the outcome of this annual vote is not binding on the company or the board, the compensation committee of the board will consider it when setting future compensation for the executive officers.
The board of directors recommends a vote For the annual resolution approving the named executive officer compensation for 2025, as disclosed in this proxy statement.
Compensation discussion and analysis
This section describes TI’s compensation program for executive officers. It will provide insight into the following:
•The elements of the 2025 compensation program, why we selected them and how they relate to one another; and
•How we determined the amount of compensation for 2025.
The executive officers of the company have the broadest job responsibilities and policy-making authority in the company. We hold them accountable for the company’s performance and for maintaining a culture of strong ethics and compliance. Details of compensation for our CEO, our CFO and the three other highest paid individuals who were executive officers in 2025 (collectively called the “named executive officers” (NEOs)) can be found in the tables following the compensation committee report.
Executive summary
•TI’s compensation program is structured to pay for performance and deliver rewards that encourage executives to think and act in both the short- and long-term interests of our shareholders. The majority of total compensation for our executives each year comes in the form of variable cash and equity compensation. Variable cash is tied to the short-term performance of the company, and the value of equity is tied to the long-term performance of the company. We believe our compensation program holds our executive officers accountable for the financial and competitive performance of TI.
•The compensation committee assesses TI’s results using quantitative and qualitative measures on an absolute and relative basis, as well as TI’s strategic progress. For 2025, TI’s revenue increased, and relative performance was above median. Operating profit margin remained positive on an absolute basis and above median relative to Semiconductor Peers (as defined below in “Analysis of compensation determinations – Bonus”). Total shareholder return (TSR) was negative on an absolute basis and below median relative to Semiconductor Peers. In addition to these year-on-year results, the committee determined that the company
2026 PROXY STATEMENT • PAGE 22

continued to strengthen its strategic position, which will benefit the company and drive value for shareholders for the long term. This strategic progress includes continued investments to extend the company’s manufacturing advantage to support future revenue growth and provide customers with geopolitically dependable, low-cost 300mm capacity at scale.
•Based on this year’s performance assessment, the compensation committee determined executive bonuses payable in February 2026 should be up 10% year on year.

	2025 Absolute Performance	2025 Relative Performance *
Revenue Growth: Total TI	13.0%	Above median
Profit from Operations as a % of Revenue (Operating Profit Margin)	34.1%	Above median
Total Shareholder Return (TSR)	-4.5%	Below median

Assessment of Strategic Progress	Strengthened strategic position in 2025
*Relative to Semiconductor Peers; includes estimates and projections of certain peer companies’ financial results. See “Analysis of compensation determinations – Bonus – Assessment of 2025 performance” for details of the compensation committee’s assessment of TI’s performance. (It is important to note that the median growth rate of Semiconductor Peers includes the benefit of acquisitions, whereas TI’s growth rate is entirely organic.)
•TI generally targets annual equity grants to executives at market median to align with the projected market range for similarly situated executives in our Comparator Group (as defined below in “Compensation philosophy and elements - Comparator Group”).
•2025 compensation decisions for the CEO:
◦Base salary was increased by 4.0% over 2024.
◦For the 2025 performance year, the committee awarded a $2.6 million performance bonus paid in February 2026. The committee determined Mr. Ilan’s bonus by assessing the competitive market range of bonuses for similarly situated CEOs in the Comparator Group and giving due consideration to company performance in 2025.
◦In January 2025, Mr. Ilan received an equity compensation award with a grant date fair value of $18 million in order to align his equity compensation with the projected market range for similarly situated CEOs in the Comparator Group.
•Our executive compensation program is designed to encourage executive officers to pursue strategies that serve the long-term interests of the company and shareholders, and not to promote excessive risk-taking by our executives. It is built on a foundation of sound corporate governance and includes:
◦Executive officers do not have employment contracts and are not guaranteed salary increases, bonus amounts or awards of equity compensation.
◦We have never repriced stock options. We do not grant reload options. We grant equity compensation with double-trigger change in control terms, which accelerate the vesting of grants only if the grantee has been terminated involuntarily within a limited time after a change in control of the company.
◦Bonus and equity compensation awards are subject to clawback as described under “Recoupment policy” below.
◦We do not provide excessive perquisites. We provide no tax gross-ups for perquisites.
◦We do not guarantee a return or provide above-market returns on compensation that has been deferred.
◦Pension benefits are calculated on salary and bonus only; the proceeds earned on equity or other performance awards are not part of the pension calculation.
Detailed discussion
Compensation philosophy and elements
For years, we have run our business and invested in our people and communities with three overarching ambitions in mind. First, we will act like owners who will own the company for decades. Second, we will adapt and succeed in
2026 PROXY STATEMENT • PAGE 23

a world that is ever changing. And third, we will be a company that we are personally proud to be a part of and that we would want as our neighbor. When we are successful in achieving these ambitions, our employees, customers, communities and shareholders all win. Central to our ambitions, which are the foundation of our approach to environmental, social and governance and sustainability, is a belief that in order for all stakeholders to benefit, the company must grow stronger over the long term. Our compensation program is structured with these ambitions in mind.
The compensation committee of TI’s board of directors is responsible for setting the compensation of all TI executive officers. The committee consults with the other independent directors and its compensation consultant, Pearl Meyer, before setting annual compensation for the executives. The committee chair regularly reports on committee actions at board meetings.
In assessing performance and compensation decisions, the committee does not use formulas, thresholds or multiples. Because market conditions can quickly change in our industry, thresholds established at the beginning of a year could prove irrelevant by year-end. The committee believes its holistic approach, which assesses the company’s absolute and relative performance in hindsight after year-end (for the most recent one- and three-year periods), gives it the insight to most effectively and critically judge results and encourages executives to pursue strategies that serve the long-term interests of the company and its shareholders. It also promotes accuracy in our assessment and comparison to competition and eliminates the need for adjustments to formulas, targets or thresholds during times of uncertain market conditions.
The primary elements of our executive compensation program are as follows:
Near-term compensation, paid in cash

Base Salary
Purpose	Basic, least variable form of compensation, designed to provide a stable source of income.

Strategy	Generally, target market median, giving appropriate consideration to job scope and tenure, to attract and retain highly qualified executives.

Terms	Paid twice monthly.

Performance Bonus
Purpose	To motivate executives and reward them according to the company’s relative and absolute performance and the executive’s individual performance.

Strategy
Determined primarily on the basis of one-year and three-year company performance on certain measures (revenue growth percent, operating profit margin and total shareholder return1) as compared with peer companies and on our strategic progress. These factors have been chosen to reflect our near-term financial performance as well as our progress in building long-term shareholder value.
The committee aims to pay total cash compensation (base salary, profit sharing and bonus) appropriately above market median if company performance is above that of peer companies and pay total cash compensation appropriately below market median if company performance is below peer companies.
The committee does not rely on formulas or performance targets or thresholds. Instead, it uses its judgment based on its assessment of the factors described above.

Terms	Determined by the committee and paid in a single payment after the performance year.
1
1 Total shareholder return refers to the percentage change in the value of a shareholder’s investment in a company over the relevant time period, as determined by dividends paid and the change in the company’s share price during the period. See notes to the performance summary table under “Analysis of compensation determinations – Bonus.”
2026 PROXY STATEMENT • PAGE 24

Profit Sharing
Purpose	Broad-based program designed to emphasize that each employee contributes to the company’s profitability and can share in it.

Strategy
Pay according to a formula that is the same for all employees to focus them on a company goal, and set payout potential at a level that will affect behavior. Profit sharing is paid in addition to any performance bonus awarded for the year.
The formula is based on company-level annual operating profit margin. The formula was set by the TI board. The committee’s practice has been not to adjust amounts earned under the formula.

Terms
Payable in a single cash payment shortly after the end of the performance year. As in recent years, profit sharing for 2025 was calculated as follows:
If operating profit margin was:
•Below 10%: no profit sharing
•At 10%: profit sharing = 2% of base salary
•Above 10%: profit sharing increases by 0.5% of base salary for each percentage point between 10% and 24% and by 1% of base salary for each percentage point above 24%. The maximum profit sharing is 20% of base salary.
In 2025, TI delivered operating profit margin of 34.1%. As a result, all eligible employees, including executive officers, received profit sharing of 19.06% of base salary.

Long-term compensation, awarded in equity

Stock Options and Restricted Stock Units
Purpose
Alignment with shareholders; long-term focus; balance retention, particularly with respect to restricted stock units, and performance, particularly with respect to stock options which only have value when the value of the company increases (as measured by stock price).

Strategy
We grant a combination of non-qualified stock options and restricted stock units, generally targeted at the median level of equity compensation awarded to executives in similar positions within the Comparator Group. The committee does not rely on formulas or performance targets or thresholds. Restricted stock units have a four-year cliff vest schedule in order to support retention of our executives. Stock options, which only have value when the value of the company increases (as measured by stock price), enhance the performance orientation of our executive compensation program. Both of these equity awards align with shareholder interests to drive the long-term performance of the company.

Terms
The terms and conditions of stock options and restricted stock units are summarized under “Outstanding equity awards at fiscal year-end 2025.” The committee’s grant procedures are described under “Process for equity grants.”

Comparator group
The compensation committee considers the market level of compensation when setting the salary, bonuses and equity compensation of the executive officers. To estimate the market level of pay, the committee uses information provided by its compensation consultant and TI’s Compensation and Benefits organization about compensation paid to executives in similar positions at a peer group of companies (the “Comparator Group”).
The committee sets the Comparator Group and reviews it annually. In general, the Comparator Group companies (i) are U.S.-based, (ii) engage in the semiconductor business, other electronics or information technology activities or use sophisticated manufacturing processes, (iii) have executive positions comparable in complexity to those of TI and (iv) use forms of executive compensation comparable to TI’s.
2026 PROXY STATEMENT • PAGE 25

Shown in the table below is the Comparator Group used for the compensation decisions for 2025.

3M Company	Intel Corporation
Advanced Micro Devices, Inc.	Lam Research Corporation
Analog Devices, Inc.	Medtronic plc
Applied Materials, Inc.	Micron Technology, Inc.
Broadcom Inc.	Motorola Solutions, Inc.
Cisco Systems, Inc.	NXP Semiconductors N.V.
Corning Incorporated	QUALCOMM Incorporated
Emerson Electric Co.	TE Connectivity Ltd.
Honeywell International Inc.	Thermo Fisher Scientific Inc.
The committee set the Comparator Group in July 2024 for the base salary and equity compensation decisions it made in 2025. For a discussion of the factors considered by the committee in setting the Comparator Group in July 2024, please see “Comparator group” on page 25 of the company’s 2025 proxy statement.
In July 2025, the committee conducted its regular review of the Comparator Group in terms of industry, revenue and market capitalization. With the advice of its compensation consultant, the committee decided to make no changes to the group. Accordingly, the committee used the same Comparator Group for the bonus decisions in January 2026 relating to 2025 performance. The table below compares the Comparator Group to TI in terms of revenue and market capitalization.

Company	Revenue ($ Billion) *	Market Cap ($ Billion) *
Broadcom Inc.	63.9	1,641.0
Cisco Systems, Inc.	57.7	304.4
Intel Corporation	53.4	176.0
QUALCOMM Incorporated	44.3	181.8
Thermo Fisher Scientific Inc.	43.7	217.7
Micron Technology, Inc.	42.3	321.2
Honeywell International Inc.	40.7	123.9
Medtronic plc	34.8	123.2
Advanced Micro Devices, Inc.	32.0	348.7
Applied Materials, Inc.	28.4	203.8
3M Company	24.8	85.0
Lam Research Corporation	19.6	215.0
Emerson Electric Co.	18.0	74.6
TE Connectivity Ltd.	17.3	66.9
Corning Incorporated	14.9	75.1
NXP Semiconductors N.V.	12.0	54.6
Motorola Solutions, Inc.	11.3	63.8
Analog Devices, Inc.	11.0	132.8
Median	30.2	154.4
Texas Instruments Incorporated	17.3	157.6
*Trailing four-quarter revenue and market capitalization is as reported by Seeking Alpha on January 2, 2026.
2026 PROXY STATEMENT • PAGE 26

Analysis of compensation determinations
Total compensation
Before finalizing the compensation of the executive officers, the committee reviewed all elements of compensation. The information included total cash compensation (salary, profit sharing and projected bonus), the grant date fair value of equity compensation, the impact (if any) that proposed compensation would have on other compensation elements, and a summary of benefits that the executives would receive under various termination scenarios. The review enabled the committee to see how various compensation elements relate to one another and what impact its decisions would have on the total earnings opportunity of the executives. In assessing the information, the committee did not target a specific level of total compensation or use a formula to allocate compensation among the various elements. Instead, it used its judgment in assessing whether the total was consistent with the objectives of the program. Based on this review, the committee determined that the level of compensation was appropriate.
Base salary
The committee set the 2025 rate of base salary for the following named executive officers as follows:

Officer	2025 Annual Rate	Change from 2024 Annual Rate
Haviv Ilan	$1,300,000	4.0%
Rafael Lizardi	$875,000	3.6%
Richard Templeton	$600,000	—
Hagop Kozanian	$830,000	3.8%
Amichai Ron	$810,000	3.8%
For each of these executive officers, the committee set the 2025 base-salary rate listed above in January 2025. In keeping with its strategy, the committee targeted the annual base-salary rates to be at the estimated median level of salaries expected to be paid to similarly situated executives (considering job scope and tenure) of companies within the Comparator Group in January 2025.
The salary differences between the named executive officers were driven primarily by the market rate of pay (considering job scope and tenure) for each officer and not the application of a formula designed to maintain a differential between the officers.
2026 PROXY STATEMENT • PAGE 27

Equity compensation
In January 2025, the committee awarded equity compensation to each of the named executive officers listed below. The grants are shown in the table under “Grants of plan-based awards in 2025.” The grant date fair value of the awards is reflected in that table and in the “Stock Awards” and “Option Awards” columns of the 2025 summary compensation table. The table below is provided to assist the reader in comparing the grant date fair values and number of shares for each of the years shown in the summary compensation table.

Officer	Year	Grant Date Fair Value *	Stock Options (Shares)	Restricted Stock Units (Shares)
Haviv Ilan	2025	$18,000,088	199,671	48,121
	2024	$15,000,084	199,989	44,798
	2023	$12,000,009	129,560	34,463

Rafael Lizardi	2025	$4,800,178	53,246	12,833
	2024	$4,800,154	63,997	14,336
	2023	$4,800,144	51,824	13,786

Richard Templeton	2025	$7,500,180	83,197	20,051
	2024	$7,500,061	99,995	22,399
	2023	$17,500,109	188,942	50,259

Hagop Kozanian	2025	$5,100,183	56,574	13,635
	2024	$5,100,170	67,997	15,232
	2023	$5,100,044	55,063	14,647

Amichai Ron	2025	$5,100,183	56,574	13,635
	2024	$5,100,170	67,997	15,232
	2023	$4,800,144	51,824	13,786
*See Notes 1 and 2 to the summary compensation table for information on how grant date fair value was calculated.
In January 2025, the committee awarded equity compensation to each of the named executive officers listed above. The committee’s general objective was to award to those officers equity compensation that had a grant date fair value at approximately the median market level of the most recently disclosed equity compensation granted by the Comparator Group.
In assessing the market level, the committee considered information presented by TI’s Compensation and Benefits organization (prepared using data provided by the committee’s compensation consultant) on the estimated value of the awards expected to be granted to similarly situated executives (considering job scope and tenure) of companies within the Comparator Group. The committee approved an increase in equity values granted to Mr. Ilan reflecting an effort to align with the projected market range for similarly situated CEOs in our Comparator Group. The award value was estimated using the same methodology used for financial accounting.
For each officer, the committee set the desired grant value. The committee decided to allocate the value equally between restricted stock units and options for each officer, to give equal emphasis to promoting retention and performance, motivating the executive and aligning long-term interests with those of shareholders. Restricted stock units have a four-year cliff vest schedule in order to support retention of our executives. Stock options, which only have value when the value of the company increases (as measured by stock price), enhance the performance orientation of our executive compensation program. Both of these equity awards align with shareholder interests to drive the long-term performance of the company.
2026 PROXY STATEMENT • PAGE 28

Before approving the grants, the committee reviewed the amount of unvested equity compensation held by the officers to assess its retention value. In making this assessment, the committee used its judgment and did not apply any formula, threshold or maximum. This review did not result in an increase or decrease of the awards.
The exercise price of the options was the closing price of TI stock on January 27, 2025, the second trading day after TI released its annual and fourth quarter financial results for 2024. All grants were made under the Texas Instruments 2024 Long-Term Incentive Plan, which shareholders approved in April 2024.
All grants have the terms described under “Outstanding equity awards at fiscal year-end 2025.” The differences in the equity awards between the named executive officers were primarily the result of differences in the applicable estimated market level of equity compensation for their positions and not the application of any formula designed to maintain differentials between the officers.
Bonus
In January 2026, the committee set the 2025 bonus compensation for executive officers based on its assessment of 2025 performance. In setting the bonuses, the committee used the following performance measures to assess the company:
•The relative one-year and three-year performance of TI as compared with Semiconductor Peers, as measured by:
◦revenue growth,
◦operating profit margin,
◦total shareholder return, and
•The absolute one-year and three-year performance of TI on the above measures.
•In addition, the committee considered strategic progress by reviewing company and strategic positioning (including ESG), operating performance, revenue growth, including TI competitiveness in key markets with core products and technologies, and the strength of relationships with customers.
The committee has consistently utilized these measures and believes its holistic approach to evaluation gives it the insight to most effectively and critically judge results and encourages executives to pursue strategies that serve the long-term interests of the company and its shareholders.
In the comparison of relative performance, the committee used the following companies (the “Semiconductor Peers”):

Advanced Micro Devices, Inc.	NXP Semiconductors N.V.
Analog Devices, Inc.	ON Semiconductor Corporation
Broadcom Inc.	Qorvo, Inc.
Infineon Technologies AG	QUALCOMM Incorporated
Intel Corporation	Renesas Electronics Corporation
Marvell Technology Group Ltd.	Skyworks Solutions, Inc.
Microchip Technology Incorporated	STMicroelectronics N.V.
NVIDIA Corporation
To the extent the companies had not released financial results for the year or the most recent quarter, the committee based its evaluation on estimates and projections of the companies’ financial results for 2025.
This list includes both broad-based and niche suppliers that operate in our key markets or offer technology that competes with our products. The committee considers annually whether the list is still appropriate in terms of revenue, market capitalization and changes in business activities of the companies. The committee made no changes to the list of Semiconductor Peers in 2025.
2026 PROXY STATEMENT • PAGE 29

Assessment of 2025 performance
The committee spent extensive time in December and January assessing TI’s results and strategic progress for 2025. In setting bonuses, the committee considered quantitative and qualitative measures on both an absolute and relative basis, and the company’s strategic focus on long-term growth of free cash flow per share, and made certain that resulting decisions were founded on both solid data and sound judgment. In 2025, revenue increased, and relative performance was above median. Operating profit margin was positive on an absolute basis and above median relative to Semiconductor Peers. TSR was down year on year, and below median relative to Semiconductor Peers. In aggregate, the committee determined that the company continued to strengthen its strategic position, which will benefit the company and drive value for shareholders for the long term. This strategic progress includes continued investments to extend the company’s manufacturing advantage to support future revenue growth and provide customers with geopolitically dependable, low-cost 300mm capacity at scale. Considering these results holistically, the committee determined bonuses for executive officers should be up 10% year on year. Details on the committee’s assessment are below.

	2025 Absolute Performance	2025 Relative Performance *
Revenue Growth: Total TI	13.0%	Above median
Profit from Operations as a % of Revenue (Operating Profit Margin)	34.1%	Above median
Total Shareholder Return (TSR)	-4.5%	Below median

Assessment of Strategic Progress	Strengthened strategic position in 2025

Year-on-Year Change in Bonus for NEOs (2025 Bonus Compared with 2024)	10% increase
*    Relative to Semiconductor Peers; includes estimates and projections of certain peer companies’ financial results. (It is important to note that the median growth rate of Semiconductor Peers includes the benefit of acquisitions, whereas TI’s growth rate is entirely organic.)
Strategic progress
•Our primary objective is the long-term growth of free cash flow per share. To achieve this objective, the company’s strategy is comprised of having a great business model, a disciplined approach to capital allocation and a focus on efficiency.
•The company’s business model is designed around four sustainable competitive advantages that, in combination, provide tangible benefits and are difficult to replicate. These advantages include (i) a strong foundation of manufacturing and technology, (ii) a broad portfolio of analog and embedded processing products, (iii) the reach of our market channels, and (iv) diversity and longevity of our products, markets and customer positions. In 2025, the company continued investing to strengthen and leverage these advantages for the long term. The company’s strategic focus is on analog and embedded processing products sold into the following markets: industrial, automotive, data center, personal electronics and communications equipment. In 2025, the company continued the disciplined allocation of R&D spending to strengthen its product portfolio, building on the existing foundation for near- and long-term results.
•TI’s broad analog and embedded processing product portfolio includes tens of thousands of products, with more products added each year, offering strong differentiation and longevity. In 2025, approximately 95% of TI’s revenue came from analog and embedded processing semiconductors.
◦The company places additional strategic emphasis on designing and selling products into the industrial, automotive and data center markets, which it believes represent the best long-term growth opportunities because of the increasing semiconductor content in these markets. In 2025, approximately 75% of TI’s revenue came from industrial, automotive and data center markets.
2026 PROXY STATEMENT • PAGE 30

•TI’s revenue continues to come from a diverse base of thousands of applications. This is an intentional strategy that prevents dependence on a single market, customer or product.
•TI’s internal capability to develop process technology and manufacture semiconductors remains a competitive advantage by providing lower costs and greater control of the supply chain. In 2025, the company continued to invest in long-term 300mm wafer capacity to support customer demand over time. The company continued to qualify and ramp production at its 300mm wafer fabs in Richardson, Texas, Lehi, Utah and Sherman, Texas.
•The company continues to further strengthen and extend its reach of market channels. In 2025, more than 80% of the company’s revenue was direct. TI’s direct customer relationships provide access to more customers and more of their design projects, leading to opportunities to sell more of our products into each design, and also provide better insight and knowledge of customer needs. The company continues to add new and improved capabilities to directly support our customers, including order fulfillment services, business processes and logistics and e-commerce capabilities.
•In light of the above, the committee determined that TI’s strategic position was strengthened by management’s decisions and actions in 2025.
Revenue and operating profit margin
•Annual performance
◦TI’s revenue increased in 2025 by 13.0%, and relative performance was above median. It is important to note that the median growth rate of Semiconductor Peers includes the benefit of acquisitions, whereas TI’s growth rate is entirely organic.
◦Revenues for the company’s core businesses of analog and embedded processing increased 15.2% and increased 6.5%, respectively.
◦Operating profit margin was 34.1%, which was below the prior year’s margin while remaining above the median comparison with Semiconductor Peers.
•Three-year performance
◦Compound annual revenue growth for 2023-2025 was -4.1%, which was below the median for Semiconductor Peers. It is important to note that the median growth rate of Semiconductor Peers includes the benefit of acquisitions, whereas TI’s growth rate is entirely organic.
◦Average operating profit margin for 2023-2025 was 37.0%, which was above the median for Semiconductor Peers.
Total shareholder return (TSR)
•One-year TSR was -4.5%, below the median for Semiconductor Peers.
•The company returned $6.48 billion to shareholders in 2025 through dividends and share repurchases. The quarterly dividend rate increased 4%, marking 22 consecutive years of dividend increases. The company used $1.48 billion to repurchase 8.5 million shares of stock. Dividend increases and share repurchases are important elements of TI’s capital management.
•The balance sheet remained robust, ending the year with total cash (cash and cash equivalents plus short-term investments) of $4.88 billion.
•The three-year compound annual growth rate for TSR was 4.8%, below the median for Semiconductor Peers.
2026 PROXY STATEMENT • PAGE 31

Performance summary

	One-Year	Three-Year
Revenue growth: total TI	13.0%	-4.1%	CAGR *
Operating profit margin	34.1%	37.0%	average
Total shareholder return (TSR) **	-4.5%	4.8%
*    CAGR (compound annual growth rate) is calculated using the formula (Ending Value/ Beginning Value)1/number of years minus 1.
**    One-year and three-year TSR percentages are obtained from a report generated using a subscription service to Equilar, an executive compensation and corporate governance data firm.
Before setting the bonuses for the named executive officers, the committee considered the officers’ individual performance. The performance of Mr. Ilan was judged according to the performance of the company. For the other officers, the committee considered the factors described below in assessing individual performance. In making this assessment, the committee did not apply any formula or performance targets.
Mr. Lizardi is the chief financial officer. The committee noted the financial management of the company.
Mr. Templeton was the chairman of the board and retired from TI on December 31, 2025.
Mr. Kozanian is responsible for our analog signal chain product line within our Analog business. The committee noted the financial performance and strategic position of this product line.
Mr. Ron is responsible for the company’s Embedded Processing business. The committee noted the financial performance and strategic position of the operations and product lines for which he was responsible.
The bonuses awarded for 2025 performance are shown in the table below. The differences in the amounts awarded to the named executive officers were primarily the result of differences in the officers’ level of responsibility and related performance and the applicable market level of total cash compensation expected to be paid to similarly situated officers at companies within the Comparator Group.

Officer	2025 Bonus	2024 Bonus
Haviv Ilan	$2,625,000	$2,380,000
Rafael Lizardi	$1,140,000	$1,035,000
Richard Templeton	—	$1,000,000
Hagop Kozanian	$1,375,000	$1,250,000
Amichai Ron	$1,265,000	$1,150,000
Results of the compensation decisions
Results of the compensation decisions made by the committee relating to the named executive officers are summarized in the following table. This table is provided as a supplement to the summary compensation table for investors who may find it useful to see the data presented in this form. Although the committee does not target a specific level of total compensation, it considers information similar to that in the table to ensure that the sum of these elements is, in its judgment, in a reasonable range based on market level of pay and consistent with the objectives of the program.
2026 PROXY STATEMENT • PAGE 32

Officer	Year	Salary (Annual Rate)	Profit Sharing	Bonus	Equity Compensation (Grant Date Fair Value)	Total
Haviv Ilan	2025	$1,300,000	$246,986	$2,625,000	$18,000,088	$22,172,074
	2024	$1,250,000	$247,588	$2,380,000	$15,000,084	$18,877,672
	2023	$1,150,000	$219,917	$2,500,000	$12,000,009	$15,869,926

Rafael Lizardi	2025	$875,000	$166,298	$1,140,000	$4,800,178	$6,981,476
	2024	$845,000	$167,911	$1,035,000	$4,800,154	$6,848,065
	2023	$810,000	$161,333	$1,090,000	$4,800,144	$6,861,477

Richard Templeton	2025	$600,000	$114,360	—	$7,500,180	$8,214,540
	2024	$600,000	$119,640	$1,000,000	$7,500,061	$9,219,701
	2023	$600,000	$161,750	$2,000,000	$17,500,109	$20,261,859

Hagop Kozanian	2025	$830,000	$157,721	$1,375,000	$5,100,183	$7,462,904
	2024	$800,000	$159,021	$1,250,000	$5,100,170	$7,309,191
	2023	$770,000	$153,333	$1,315,000	$5,100,044	$7,338,377

Amichai Ron	2025	$810,000	$153,910	$1,265,000	$5,100,183	$7,329,093
	2024	$780,000	$154,867	$1,150,000	$5,100,170	$7,185,037
	2023	$740,000	$147,333	$1,210,000	$4,800,144	$6,897,477
This table shows the annual rate of base salary for each named executive officer. In the summary compensation table, the “Salary” column shows the actual salary paid in the year. Please see Notes 1 and 2 to the summary compensation table for information about how grant date fair value was calculated.
The “Total” for Mr. Ilan for 2025 was higher than 2024 primarily due to higher equity awards in January 2025, while the “Total” for Mr. Templeton was lower due to a decrease in performance bonus for 2025.
The compensation decisions shown above resulted in the following 2025 compensation mix for the named executive officers:
*    Average data for the named executive officers other than Mr. Ilan
2026 PROXY STATEMENT • PAGE 33

Equity dilution
The compensation committee’s goal is to keep net annual dilution from equity compensation under 2%. “Net annual dilution” means the number of shares under equity awards granted by the committee each year to all employees (net of award forfeitures) as a percentage of the shares of the company’s outstanding common stock. Equity awards granted in 2025 resulted in 0.5% net annual dilution.
Process for equity grants
The compensation committee makes grant decisions for its annual grant of equity compensation at its January meeting each year. The dates on which these meetings occur are generally set three years in advance, and as a result, the timing of the corresponding equity grants is generally known three years in advance. The January meetings of the board and the committee generally occur in the week or two before we announce our financial results for the previous quarter and year.
On occasion, the committee may grant stock options or restricted stock units to executives at times other than January. For example, it has done so in connection with job promotions and for purposes of retention.
We do not backdate stock options or restricted stock units. We do not accelerate or delay the release of information due to plans for making equity grants.
If the committee meeting falls in the same month as the release of the company’s financial results, in order to avoid any potential impact of such results on the value of an award, the committee’s general practice is to make grants effective on the later to occur of (i) the second trading day after the results have been released or other information has been publicly disclosed or (ii) the meeting day. In other months, its practice is to make them effective on the day of committee action. The exercise price of stock options is the closing price of TI stock on the effective date of the grant.
Recoupment policy
The company has a policy concerning recoupment (“clawback”) of executive compensation in accordance with the regulations mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under the policy, in the event the company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under securities laws, the committee shall seek to recover incentive-based compensation received by any executive officer during the three fiscal years immediately preceding the date that such a restatement is required in excess of the amount of incentive-based compensation that otherwise would have been received by the executive officer had such compensation been determined based on the restated financial results. In addition, the committee may determine whether and to what extent additional recoupment of any executive compensation is appropriate, including with respect to fraud or willful misconduct.
Most recent stockholder advisory vote on executive compensation
In April 2025, our shareholders cast an advisory vote on the company’s executive compensation decisions and policies as disclosed in the proxy statement issued by the company in March 2025. Approximately 87% of the shares voted on the matter were cast in support of the compensation decisions and policies as disclosed. The committee considered this result and determined that it was not necessary at this time to make any material changes to the company’s compensation policies and practices in response to the advisory vote.
Benefits
Retirement plans
The executive officers participate in our retirement plans under the same rules that apply to other U.S. employees. We maintain these plans to have a competitive benefits program and for retention.
We have a U.S. qualified defined benefit pension plan that was closed to new participants in 1997. Then-current participants were given the choice to continue participating in the plan or to have their plan benefits frozen (i.e., no benefit increase attributable to years of service or change in eligible earnings) and begin participating in an
2026 PROXY STATEMENT • PAGE 34

enhanced defined contribution plan. Mr. Templeton chose to have his benefits frozen. The other named executive officers joined the company after 1997 and are not eligible to participate in the defined benefit plan.
The Internal Revenue Code (IRC) imposes certain limits on the retirement benefits that may be provided under a qualified plan. To maintain the desired level of benefits, we have non-qualified defined benefit pension plans for participants in the qualified pension plan. Under the non-qualified plans, participants receive benefits that would ordinarily be paid under the qualified pension plan but for the limitations under the IRC. For additional information about the defined benefit plans, please see “2025 pension benefits.”
In general, if an employee who participates in the pension plan (including an employee whose benefits are frozen as described above) dies after having met the requirements for normal or early retirement, his or her beneficiary will receive a benefit equal to the lump-sum amount that the participant would have received if he or she had retired before death. Having reached the age of 65, Mr. Templeton was eligible for normal retirement under the pension plans.
All employees who are not accruing benefits in the qualified pension plan are eligible to participate in a defined contribution plan that provides employer matching contributions. All named executive officers participate. This plan provides for (i) a fixed employer contribution plus an employer matching contribution for employees hired on or before December 31, 2003, or (ii) an employer matching contribution for employees hired after December 31, 2003.
The committee considers the potential effect on the executives’ retirement benefits when it sets salary and performance bonus levels.
Deferred compensation
Any U.S. employee whose base salary and management responsibility exceed a certain level may defer the receipt of a portion of his or her salary, bonus and profit sharing. Rules of the U.S. Department of Labor require that this plan be limited to a select group of management or highly compensated employees. The plan allows employees to defer the receipt of their compensation in a tax-efficient manner. Eligible employees include, but are not limited to, the executive officers. We have the plan to be competitive with the benefits packages offered by other companies.
The executive officers’ deferred compensation account balances are unsecured, and all amounts remain part of the company’s operating assets. The value of the deferred amounts tracks the performance of investment alternatives selected by the participant. These alternatives are identical to those offered to participants in the defined contribution plans described above. The company does not guarantee any minimum return on the amounts deferred. In accordance with SEC rules, no earnings on deferred compensation are shown in the summary compensation table for 2025 because no “above market” rates were earned on deferred amounts in that year.
Employee stock purchase plan
We have an employee stock purchase plan. Under the plan, which our shareholders approved, all employees in the U.S. and certain other countries may purchase a limited number of shares of the company’s common stock at a 15% discount. The plan is designed to offer the broad-based employee population an opportunity to acquire an equity interest in the company and thereby align their interests with those of shareholders. Consistent with our general approach to benefit programs, executive officers are also eligible to participate.
Health-related benefits
Executive officers are eligible under the same plans as all other U.S. employees for medical, dental, vision, disability and life insurance. These benefits are intended to be competitive with benefits offered in the semiconductor industry.
Other benefits
Executive officers receive only a few benefits that are not available to all other U.S. employees. They are eligible for a company-paid physical and financial counseling. In addition, the board of directors has determined that for security reasons, it is in the company’s interest to require Mr. Ilan to use company aircraft for personal air travel and to provide security services to Mr. Ilan. Please see Note 4 to the summary compensation table for 2025 and “Potential payments upon termination or change in control – Termination – Perquisites” for further details. The company provides no tax gross-ups for perquisites to any of the executive officers.
2026 PROXY STATEMENT • PAGE 35

Compensation following employment termination or change in control
None of the executive officers has an employment contract. Executive officers are eligible for benefits on the same terms as other U.S. employees upon termination of employment or a change in control of the company. The current programs are described under “Potential payments upon termination or change in control.” None of the few additional benefits that the executive officers receive continue after termination of employment, except that financial counseling is provided for a transition period following retirement. The committee reviews the potential impact of these programs before finalizing the annual compensation for the named executive officers. The committee did not raise or lower compensation for 2025 based on this review.
The Texas Instruments 2024 Long-Term Incentive Plan generally establishes double-trigger change in control terms. Under those terms, options become fully exercisable and shares are issued under restricted stock unit awards (to the extent permitted by Section 409A of the IRC) if the grantee is involuntarily terminated within 24 months after a change in control of TI. These terms are intended to encourage employees to remain with the company through a transaction while reducing employee uncertainty and distraction in the period leading up to any such event.
Stock ownership guidelines and policy against hedging
Our board of directors has established stock ownership guidelines for executive officers. The guideline for the CEO is six times base salary, and the guideline for other executive officers is three times base salary. Executive officers have five years from their election as executive officers to reach these targets. Directly owned shares and restricted stock units count toward satisfying the guidelines.
Short sales of TI stock by our executive officers are prohibited. It is against TI policy for any employee, including an executive officer, to engage in trading in “puts” (options to sell at a fixed price), “calls” (similar options to buy) or other options or hedging techniques on TI stock.
Consideration of tax and accounting treatment of compensation
Current tax law limits the tax deductibility of annual compensation paid to any publicly held corporation’s “covered employees,” which includes all of our named executive officers. The compensation committee considers the impact of this deductibility limit as one factor in its determination of compensation.
When setting equity compensation, the committee considers the cost for financial reporting purposes of equity compensation it intends to grant. Its consideration of the cost of grants made in 2025 is discussed under “Analysis of compensation determinations – Equity compensation.”
Compensation committee report
The compensation committee of the board of directors has furnished the following report:
The committee has reviewed and discussed the Compensation Discussion and Analysis with the company’s management. Based on that review and discussion, the committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for 2025 and the company’s proxy statement for the 2026 annual meeting of stockholders.

Martin Craighead, Chair	Mark Blinn	Carrie Cox	Ronald Kirk
2026 PROXY STATEMENT • PAGE 36

2025 compensation tables
2025 summary compensation table
The table below shows the compensation of the named executive officers for services in all capacities to the company in 2025.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Haviv Ilan	2025	$1,295,833	$2,625,000	$9,000,071	$9,000,017	$246,986	—	$501,602	$22,669,509
Director, President &	2024	$1,241,667	$2,380,000	$7,500,081	$7,500,003	$247,588	—	$192,180	$19,061,519
Chief Executive Officer	2023	$1,099,583	$2,500,000	$6,000,008	$6,000,001	$219,917	—	$379,528	$16,199,037

Rafael Lizardi	2025	$872,500	$1,140,000	$2,400,156	$2,400,022	$166,298	—	$134,143	$7,113,119
Senior Vice President &	2024	$842,083	$1,035,000	$2,400,133	$2,400,021	$167,911	—	$138,311	$6,983,459
Chief Financial Officer	2023	$806,667	$1,090,000	$2,400,143	$2,400,001	$161,333	—	$136,074	$6,994,218

Richard Templeton	2025	$600,000	—	$3,750,139	$3,750,041	$114,360	—	$73,831	$8,288,371
Chairman of the board	2024	$600,000	$1,000,000	$3,750,041	$3,750,020	$119,640	—	$268,156	$9,487,857
	2023	$808,750	$2,000,000	$8,750,092	$8,750,017	$161,750	—	$421,709	$20,892,318

Hagop Kozanian	2025	$827,500	$1,375,000	$2,550,154	$2,550,029	$157,721	—	$37,725	$7,498,129
Senior Vice President	2024	$797,500	$1,250,000	$2,550,141	$2,550,029	$159,021	—	$36,825	$7,343,516
	2023	$766,667	$1,315,000	$2,550,043	$2,550,001	$153,333	—	$89,216	$7,424,260

Amichai Ron	2025	$807,500	$1,265,000	$2,550,154	$2,550,029	$153,910	—	$102,235	$7,428,828
Senior Vice President	2024	$776,667	$1,150,000	$2,550,141	$2,550,029	$154,867	—	$79,893	$7,261,597
	2023	$736,667	$1,210,000	$2,400,143	$2,400,001	$147,333	—	$82,075	$6,976,219
(1)Shown is the aggregate grant date fair value of restricted stock unit (RSU) awards calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2025 appears in Note 3 to the 2025 financial statements. For a description of the grant terms, see the discussion following the outstanding equity awards at fiscal year-end 2025 table. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2024 and 2023 appears in Note 3 to the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2024 (2024 financial statements) and the financial statements in TI’s annual report on Form 10-K for the year ended December 31, 2023 (2023 financial statements).
(2)Shown is the aggregate grant date fair value of options calculated in accordance with ASC 718. The discussion of the assumptions used for purposes of the valuation of options granted in 2025 appears in Note 3 to the 2025 financial statements. For a description of the grant terms, see the discussion following the outstanding equity awards at fiscal year-end 2025 table. The discussion of the assumptions used for purposes of the valuation of the awards granted in 2024 and 2023 appears in Note 3 to the 2024 and 2023 financial statements.
2026 PROXY STATEMENT • PAGE 37

(3)Consists of the profit sharing amount paid to each of the named executive officers for 2025.
(4)The company does not pay above-market earnings on deferred compensation. Therefore, no amounts are reported in this column for deferred compensation. The amounts in this column represent the change in the actuarial value of the named executive officers’ benefits under the qualified defined benefit pension plan (TI Employees Pension Plan) and the non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan and TI Employees Non-Qualified Pension Plan II) from December 31, 2024, through December 31, 2025. This “change in the actuarial value” is the difference between the 2024 and 2025 present value of the pension benefit accumulated as of year-end by the named executive officer, assuming that benefit is not paid until age 65. Mr. Templeton’s benefits under the company’s pension plans were frozen as of December 31, 1997. Messrs. Lizardi, Ilan, Kozanian and Ron do not participate in any of the company’s defined benefit pension plans.
(5)Includes (i) the amounts in the table below, which result from programs available to all eligible U.S. employees, and (ii) perquisites and personal benefits that meet the disclosure thresholds established by the SEC and are detailed in the paragraph below.

Name	401(k) Contribution	Defined Contribution Retirement Plan (a)
Haviv Ilan	$14,000	$126,663
Rafael Lizardi	$14,000	$101,731
Richard Templeton	$14,000	$41,200
Hagop Kozanian	$14,000	$9,200
Amichai Ron	$14,000	$69,460
(a)Consists of (i) contributions under the company’s enhanced defined contribution retirement plan of $7,000 for Messrs. Templeton and Lizardi and (ii) an additional amount of $34,200 for Mr. Templeton, $94,731 for Mr. Lizardi, $126,663 for Mr. Ilan, $9,200 for Mr. Kozanian and $69,460 for Mr. Ron, applied by TI to offset IRC limitations on amounts that could be contributed to the enhanced defined contribution retirement plan, which amount is also shown in the 2025 non-qualified deferred compensation table.
The perquisites and personal benefits for 2025 are $360,939 for Mr. Ilan, consisting of financial counseling, an executive physical and personal use of company aircraft ($341,775), $18,412 for Mr. Lizardi, consisting of financial counseling and an executive physical, $18,631 for Mr. Templeton, consisting of financial counseling and an executive physical, $14,525 for Mr. Kozanian, consisting of financial counseling, and $18,775 for Mr. Ron, consisting of financial counseling and an executive physical. The aggregate incremental cost to the company for personal use of company aircraft is calculated using a method that takes into account the cost of fuel, trip-related maintenance and crew travel expenses, as well as other variable costs. Because the aircraft is used primarily for business travel, the calculation does not include fixed costs.
2026 PROXY STATEMENT • PAGE 38

Grants of plan-based awards in 2025
The following table shows the grants of plan-based awards to the named executive officers in 2025.

Name	Grant Date		Date of Committee Action	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards (5)
Haviv Ilan	1/27/2025	(1)	1/16/2025		199,671	$187.03	$9,000,017
	1/27/2025	(1)	1/16/2025	48,121			$9,000,071
Rafael Lizardi	1/27/2025	(1)	1/16/2025		53,246	$187.03	$2,400,022
	1/27/2025	(1)	1/16/2025	12,833			$2,400,156
Richard Templeton	1/27/2025	(1)	1/16/2025		83,197	$187.03	$3,750,041
	1/27/2025	(1)	1/16/2025	20,051			$3,750,139
Hagop Kozanian	1/27/2025	(1)	1/16/2025		56,574	$187.03	$2,550,029
	1/27/2025	(1)	1/16/2025	13,635			$2,550,154
Amichai Ron	1/27/2025	(1)	1/16/2025		56,574	$187.03	$2,550,029
	1/27/2025	(1)	1/16/2025	13,635			$2,550,154
(1)In accordance with the grant policy of the compensation committee of the board (described under “Process for equity grants”), the grants became effective on the second trading day after the company released its financial results for the fourth quarter and year 2024. The company released these results on January 23, 2025.
(2)The stock awards granted to the named executive officers in 2025 were RSU awards. These awards were made under the company’s 2024 Long-Term Incentive Plan. For information on the terms and conditions of these RSU awards, see the discussion following the outstanding equity awards at fiscal year-end 2025 table.
(3)The options were granted under the company’s 2024 Long-Term Incentive Plan. For information on the terms and conditions of these options, see the discussion following the outstanding equity awards at fiscal year-end 2025 table.
(4)The exercise price of the options is the closing price of TI common stock on January 27, 2025.
(5)Shown is the aggregate grant date fair value computed in accordance with ASC 718 for stock and option awards in 2025. The discussion of the assumptions used for purposes of the valuation appears in Note 3 to the 2025 financial statements.
None of the options or other equity awards granted to the named executive officers was repriced or modified by the company.
For additional information regarding TI’s equity compensation grant practices, see the Compensation Discussion and Analysis.
2026 PROXY STATEMENT • PAGE 39

Outstanding equity awards at fiscal year-end 2025
The following table shows the outstanding equity awards for each of the named executive officers as of December 31, 2025.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Haviv Ilan	—	199,671	(2)	$187.03	1/27/2035	48,121	(6)	$8,348,512
	49,997	149,992	(3)	$167.42	1/25/2034	44,798	(7)	$7,772,005
	64,780	64,780	(4)	$174.10	1/26/2033	34,463	(8)	$5,978,986
	84,790	28,264	(5)	$174.81	1/27/2032	25,743	(9)	$4,466,153
	85,996	—		$169.23	1/28/2031	—		—
	87,998	—		$130.52	1/24/2030	—		—
	86,122	—		$104.41	1/25/2029	—		—
	81,828	—		$110.15	1/25/2028	—		—
	20,000	—		$79.26	1/26/2027	—		—

Rafael Lizardi	—	53,246	(2)	$187.03	1/27/2035	12,833	(6)	$2,226,397
	15,999	47,998	(3)	$167.42	1/25/2034	14,336	(7)	$2,487,153
	25,912	25,912	(4)	$174.10	1/26/2033	13,786	(8)	$2,391,733
	35,800	11,934	(5)	$174.81	1/27/2032	10,869	(9)	$1,885,663
	40,541	—		$169.23	1/28/2031	—		—
	64,532	—		$130.52	1/24/2030	—		—

Richard Templeton	—	83,197	(2)	$187.03	1/27/2035	20,051	(6)	$3,478,648
	24,998	74,997	(3)	$167.42	1/25/2034	22,399	(7)	$3,886,003
	94,471	94,471	(4)	$174.10	1/26/2033	50,259	(8)	$8,719,434
	141,317	47,106	(5)	$174.81	1/27/2032	42,904	(9)	$7,443,415
	159,706	—		$169.23	1/28/2031	—		—
	254,216	—		$130.52	1/24/2030	—		—
	294,627	—		$104.41	1/25/2029	—		—
	258,403	—		$110.15	1/25/2028	—		—
	333,615	—		$79.26	1/26/2027	—		—

Hagop Kozanian	—	56,574	(2)	$187.03	1/27/2035	13,635	(6)	$2,365,536
	16,999	50,998	(3)	$167.42	1/25/2034	15,232	(7)	$2,642,600
	27,531	27,532	(4)	$174.10	1/26/2033	14,647	(8)	$2,541,108
	41,453	13,818	(5)	$174.81	1/27/2032	12,586	(9)	$2,183,545
	46,684	—		$169.23	1/28/2031	—		—
	29,333	—		$130.52	1/24/2030	—		—
	11,332	—		$104.41	1/25/2029	—		—

Amichai Ron	—	56,574	(2)	$187.03	1/27/2035	13,635	(6)	$2,365,536
	16,999	50,998	(3)	$167.42	1/25/2034	15,232	(7)	$2,642,600
	25,912	25,912	(4)	$174.10	1/26/2033	13,786	(8)	$2,391,733
	37,684	12,562	(5)	$174.81	1/27/2032	11,441	(9)	$1,984,899
	36,856	—		$169.23	1/28/2031	—		—
	39,111	—		$130.52	1/24/2030	—		—
	15,865	—		$104.41	1/25/2029	—		—
2026 PROXY STATEMENT • PAGE 40

(1)Calculated by multiplying the number of RSUs by the closing price of TI common stock on December 31, 2025 ($173.49).
(2)One quarter of the shares became exercisable on January 27, 2026, and one third of the remaining shares become exercisable on each of January 27, 2027, January 27, 2028, January 27, 2029.
(3)One third of the shares became exercisable on January 26, 2026, and one-half of the remaining shares become exercisable on each of January 26, 2027, January 26, 2028.
(4)One half of the shares became exercisable on January 27, 2025, and the remaining one half become exercisable on January 27, 2027.
(5)Became fully exercisable on January 30, 2026.
(6)Vesting date is January 31, 2029.
(7)Vesting date is January 31, 2028.
(8)Vesting date is January 29, 2027.
(9)Vested on January 30, 2026.
Option awards
The “Option Awards” shown in the table above are non-qualified stock options, each of which represents the right to purchase shares of TI common stock at the stated exercise price. The exercise price is the closing price of TI common stock on the grant date. The term of each option is 10 years unless the option is terminated earlier pursuant to provisions summarized in the chart below and in the paragraph following the chart. Options become exercisable in increments of 25% per year beginning on the first anniversary of the date of the grant. The chart below shows the termination provisions relating to stock options outstanding as of December 31, 2025. The compensation committee of the board of directors established these termination provisions to promote employee retention while offering competitive terms.

	Employment Termination due to Death or Permanent Disability or at Least Six Months after Grant When Retirement Eligible *	Employment Termination for Cause	Other Circumstances of Employment Termination
Unexercisable portion of option	Continues	Stops	Stops
Exercisable portion of option	Remains exercisable to end of term	Terminates	Remains exercisable for 30 days
*    Retirement eligibility is defined for purposes of equity awards as at least age 55 with 10 or more years of TI service or at least age 65.
Options may be canceled if, during the two years after employment termination, the grantee competes with TI or solicits TI employees to work for another company or if the grantee discloses TI trade secrets. In addition, for options received while the grantee was an executive officer, the company may reclaim (or “clawback”) profits earned under grants if the officer engages in such conduct. These provisions are intended to strengthen retention and provide a reasonable remedy to TI in case of competition, solicitation of our employees or disclosure of our confidential information.
Options become fully vested if the grantee is involuntarily terminated from employment with TI (other than for cause) within 24 months after a change in control of TI. “Change in control” is defined as provided in the Texas Instruments 2024 Long-Term Incentive Plan and occurs upon (i) acquisition of more than 50% of the voting stock or at least 80% of the assets of TI or (ii) change of a majority of the board of directors in a 12-month period unless a majority of the directors then in office endorsed the appointment or election of the new directors (“Plan definition”). These terms are intended to reduce employee uncertainty and distraction in the period leading up to a change in control, if such an event were to occur.
2026 PROXY STATEMENT • PAGE 41

Stock awards
The “Stock Awards” column in the table of outstanding equity awards at fiscal year-end 2025 are RSU awards. Each RSU represents the right to receive one share of TI common stock on a stated date (the “vesting date”) unless the award is terminated earlier under terms summarized below. In general, the vesting date is approximately four years after the grant date. Each RSU includes the right to receive dividend equivalents, which are paid annually in cash at a rate equal to the amount paid to stockholders in dividends.
The table below shows the termination provisions of RSUs outstanding as of December 31, 2025.

Employment Termination Due to Death or Permanent Disability or at Least Six Months after Grant When Retirement Eligible	Employment Termination For Cause	Other Circumstances of Employment Termination
Vesting continues; shares are paid at the scheduled vesting date	Grant cancels; no shares are issued	Grant cancels; no shares are issued
These termination provisions are intended to promote retention. All RSU awards contain cancellation and clawback provisions like those described above for stock options. The terms provide that, to the extent permitted by Section 409A of the IRC, the award vests upon involuntary termination of TI employment within 24 months after a change in control. Change in control is the Plan definition. These cancellation, clawback and change in control terms are intended to conform RSU terms with those of stock options (to the extent permitted by the IRC) and to achieve the objectives described above in the discussion of stock options.
In addition to the “Stock Awards” shown in the outstanding equity awards at fiscal year-end 2025 table, Mr. Templeton holds an award of RSUs that was granted in 1995. The award, for 120,000 shares of TI common stock, vested in 2000. Under the award terms, the shares will be issued to Mr. Templeton in March of the year after his termination of employment for any reason. These terms were designed to provide a tax benefit to the company by postponing the related compensation expense until it was likely to be fully deductible. In accordance with SEC requirements, this award is reflected in the 2025 non-qualified deferred compensation table.
2025 option exercises and stock vested
The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers in 2025 and the value of any RSUs that vested in 2025. For option exercises, the value realized is calculated by multiplying the number of shares acquired by the difference between the exercise price and the market price of TI common stock on the exercise date. For RSUs, the value realized is calculated by multiplying the number of RSUs that vested by the market price of TI common stock on the vesting date.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Haviv Ilan	—	—	20,682	$3,831,754
Rafael Lizardi	—	—	9,751	$1,806,568
Richard Templeton	489,557	$72,436,742	38,410	$7,116,221
Hagop Kozanian	—	—	11,228	$2,080,212
Amichai Ron	—	—	8,864	$1,642,233
2026 PROXY STATEMENT • PAGE 42

2025 pension benefits
The following table shows the present value as of December 31, 2025, of the benefit of the named executive officers under our qualified defined benefit pension plan (TI Employees Pension Plan) and non-qualified defined benefit pension plans (TI Employees Non-Qualified Pension Plan (which governs amounts earned before 2005) and TI Employees Non-Qualified Pension Plan II (which governs amounts earned after 2004)). Employees who joined U.S. payroll after November 30, 1997, are not eligible to participate in the plans. See “Benefits – Retirement plans” for a discussion of the purpose of the plans.

Name (1)	Plan Name	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)	Payments During Last Fiscal Year
Richard Templeton (2)	TI Employees Pension Plan	16	$824,815	—
	TI Employees Non-Qualified Pension Plan	16	$613,870	—
	TI Employees Non-Qualified Pension Plan II	16	—	—
(1)Messrs. Lizardi, Ilan, Kozanian and Ron do not participate in any of the company’s defined benefit pension plans because they joined TI after these plans were closed to new participants.
(2)Mr. Templeton’s accrued pension benefits under the qualified and non-qualified plans were frozen (i.e., they will experience no increase attributable to years of service or change in eligible earnings) as of December 31, 1997.
(3)Credited service began on the date the officer became eligible to participate in the plan. Eligibility to participate began on the earlier of 18 months of employment or January 1 following the completion of one year of employment. Accordingly, Mr. Templeton had been employed by TI for longer than the years of credited service shown in the preceding table.
(4)The assumptions and valuation methods used to calculate the present value of the accumulated pension benefits shown are the same as those used by TI for financial reporting purposes and are described in Note 7 to the 2025 financial statements.
TI Employees Pension Plan
The TI Employees Pension Plan is a qualified defined benefit pension plan. Employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in this plan. Plan participants are eligible for normal retirement under the terms of the plan at 65 years of age with one year of credited service. As of December 31, 2025, Mr. Templeton was eligible for normal retirement.
Participants may request payment of accrued benefits at termination or any time thereafter. Participants may choose a lump-sum payment or one of six forms of annuity. Participants who do not request payment will begin to receive benefits in April of the year after reaching the age of 73 in the form of annuity required under the IRC.
The pension formula for the qualified plan is intended to provide a participant with an annual retirement benefit equal to 1.5% multiplied by the product of (i) years of credited service and (ii) the average of the five highest consecutive years of the participant’s base salary plus bonus up to a limit imposed by the IRS, less a percentage (based on the participant’s year of birth, when the participant elects to retire and the participant’s years of service with TI) of the amount of compensation on which the participant’s Social Security benefit is based.
The benefit payable in the event of death is based on salary and bonus, years of credited service and age at the time of death, and may be in the form of a lump sum or annuity at the election of the beneficiary. The plan provides that the beneficiary receives 50% of the participant’s accrued benefit, reduced by the age-applicable joint and 50% survivor factor. The earliest date of payment is the first day of the second calendar month following the month of death.
2026 PROXY STATEMENT • PAGE 43

TI employees non-qualified pension plans
TI has two non-qualified pension plans: the TI Employees Non-Qualified Pension Plan (Plan I), which governs amounts earned before 2005; and the TI Employees Non-Qualified Pension Plan II (Plan II), which governs amounts earned after 2004. Employees who joined the U.S. payroll after November 30, 1997, are not eligible to participate in Plan I or Plan II. Eligibility for normal retirement under these plans is the same as under the qualified plan (see above). Benefits are paid in a lump sum.
A participant’s benefits under Plan I and Plan II are calculated using the same formula as described above for the TI Employees Pension Plan. Once this non-qualified benefit amount has been determined using the formula described above, the individual’s qualified benefit is subtracted from it. The resulting difference is multiplied by an age-based factor to obtain the amount of the lump-sum benefit payable to an individual under the non-qualified plans.
Amounts under Plan I will be distributed when payment of the participant’s benefit under the qualified pension plan commences. Amounts under Plan II will be distributed subject to the requirements of Section 409A of the IRC, which requires that they not receive any lump-sum distribution payment before the first day of the seventh month following termination of employment.
In the event of death, payment under both plans is based on salary and bonus, years of credited service and age at the time of death and will be in the form of a lump sum. The plan provides that the beneficiary receives 50% of the participant’s accrued benefit, reduced by the age-applicable joint and 50% survivor factor. The earliest date of payment is the first day of the second calendar month following the month of death.
Balances in the plans are unsecured obligations of the company. For amounts under Plan I, in the event of a change in control, the present value of the individual’s benefit would be paid not later than the month following the month in which the change in control occurred. For such amounts, “change in control” is defined as (i) acquisition of 20% of TI common stock other than through a transaction approved by the board of directors or (ii) change of a majority of the board of directors in a 24-month period unless a majority of the directors then in office have elected or nominated the new directors. For all amounts accrued under this plan, if a sale of substantially all of the assets of the company occurred, the present value of the individual’s benefit would be distributed in a lump sum as soon as reasonably practicable following the sale of assets. For amounts under Plan II, no distribution of benefits is triggered by a change in control.
TI employees survivor benefits
TI’s qualified and non-qualified pension plans provide that upon the death of a retirement-eligible employee, the employee’s beneficiary receives a payment equal to half of the benefit to which the employee would have been entitled under the pension plans had the employee retired instead of died. We also have a survivor benefit plan that pays the beneficiary a lump sum that, when added to the reduced amounts the beneficiary receives under the pension plans, equals the benefit the employee would have been entitled to receive had the employee retired instead of died. Because Mr. Templeton was eligible for retirement as of December 31, 2025, his beneficiaries would be eligible for benefits under the survivor benefit plan if he were to die.
2025 non-qualified deferred compensation
The following table shows contributions to each named executive officer’s deferred compensation account in 2025 and the aggregate amount of his deferred compensation as of December 31, 2025.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY		Aggregate Withdrawals/ Distributions		Aggregate Balance at Last FYE (5)
Haviv Ilan	$144,917	$126,663	$396,685		$322,803		$3,317,345
Rafael Lizardi	$69,800	$94,731	$105,981		$300,461		$555,232
Richard Templeton	—	$34,200	$2,369,559	(3)	$1,247,148	(4)	$19,756,971	(6)
Hagop Kozanian	—	$9,200	$1,972		$137,558		$22,863
Amichai Ron	$195,730	$69,460	$188,357		—		$1,289,578
2026 PROXY STATEMENT • PAGE 44

(1)Amounts shown for Mr. Ilan include a portion of his bonus and salary paid in 2025, for Mr. Lizardi a portion of his salary paid in 2025 and for Mr. Ron a portion of his bonus paid in 2025.
(2)Company matching contributions pursuant to the defined contribution plan. These amounts are included in the “All Other Compensation” column of the 2025 summary compensation table.
(3)Consists of (i) $660,000 in dividend equivalents paid under the 120,000-share 1995 RSU award previously discussed, settlement of which has been deferred until after termination of employment; (ii) a $1,682,400 decrease in the value of the RSU award (calculated by subtracting the value of the award at year-end 2024 from the value of the award at year-end 2025 (in both cases, the number of RSUs is multiplied by the closing price of TI common stock on the last trading date of the year)); and (iii) a $27,159 gain in Mr. Templeton’s deferred compensation account in 2025. Dividend equivalents are paid at the same rate as dividends on TI common stock.
(4)Consists of dividend equivalents paid on the RSU award discussed in Note 3 and a $587,148 deferred compensation plan account distribution.
(5)All amounts contributed by a named executive officer and by the company in prior years have been reported in the summary compensation table in previously filed proxy statements in the year earned to the extent he was a named executive officer for purposes of the SEC’s executive compensation disclosure.
(6)Of this amount, $20,818,800 is attributable to Mr. Templeton’s 1995 RSU award, calculated as described in Note 3. The remainder is the balance of his deferred compensation account.
An employee’s deferred compensation account contains eligible compensation the employee has elected to defer and contributions by the company that are in excess of the IRS limits on (i) contributions the company may make to the enhanced defined contribution plan and (ii) matching contributions the company may make related to compensation the executive officer deferred into his deferred compensation account.
Participants in the deferred compensation plan may choose to defer up to (i) 25% of their base salary, (ii) 90% of their performance bonus and (iii) 90% of profit sharing. Elections to defer compensation must be made in the calendar year prior to the year in which the compensation will be earned.
Participants can choose to have their deferred compensation mirror the performance of one or more mutual funds. From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen. The company does not guarantee any minimum return on investments.
A participant may request distribution from the plan in the case of an unforeseeable emergency, if the requirements of Section 409A of the IRC are met. Otherwise, balances are paid to participants pursuant to their distribution elections and are subject to applicable IRC limitations.
Amounts contributed by the company and amounts earned and deferred by the participant for which there is a valid distribution election on file will be distributed in accordance with the participant’s election. Annually, participants may elect separate distribution dates for deferred compensation attributable to a participant’s (i) bonus and profit sharing and (ii) salary. Participants may elect that these distributions be in the form of a lump sum or annual installments to be paid out over a period of five or 10 consecutive years. Amounts for which no valid distribution election is on file will be distributed three years from the date of deferral.
In the event of the participant’s death, payment will be in the form of a lump sum, and the earliest date of payment is the first day of the second calendar month following the month of death. For any other circumstance resulting in termination of employment, payments are distributed in accordance with the participant’s valid distribution election.
Deferred compensation balances are unsecured obligations of the company. For amounts earned and deferred prior to 2010, a change in control does not trigger a distribution under the plan. For amounts earned and deferred after 2009, distribution occurs, to the extent permitted by Section 409A of the IRC, if the participant is involuntarily terminated within 24 months after a change in control. Change in control is the Plan definition.
2026 PROXY STATEMENT • PAGE 45

Potential payments upon termination or change in control
None of the named executive officers has an employment contract with the company. They are eligible for benefits on generally the same terms as other U.S. employees upon termination of employment or change in control of the company. TI does not reimburse executive officers for any income or excise taxes that are payable by the executive as a result of payments relating to termination or change in control. For a discussion of the impact of these programs on the compensation decisions for 2025, see “Analysis of compensation determinations – Total compensation” and “Compensation following employment termination or change in control.”
Termination
The following programs may result in payments to a named executive officer whose employment terminates. Most of these programs have been discussed above.
Bonus
Our policies concerning bonus and the timing of payments are described under “Compensation philosophy and elements.” Whether a bonus would be awarded under other circumstances and in what amount would depend on the facts and circumstances of termination and is subject to the compensation committee’s discretion. If awarded, bonuses are paid by the company.
Qualified and non-qualified defined benefit pension plans
The purposes of these plans are described under “Benefits - Retirement plans.” The formula for determining benefits, the forms of benefit and the timing of payments are described under “2025 pension benefits.” The amounts disbursed under the qualified and non-qualified plans are paid, respectively, by the TI Employees Pension Trust and the company.
Survivor benefit plan
The purpose of this plan, along with the formula for determining the amount of benefit, the form of benefit and the timing of payments, are described under “2025 pension benefits – TI employees survivor benefits.” Amounts distributed are paid by the TI Employees Health Benefit Trust.
Deferred compensation plan
The purpose of this plan is described under “Benefits - Deferred Compensation.” The amounts payable under this program depend solely on the performance of investments that the participant has chosen. The timing of payments is discussed under “2025 non-qualified deferred compensation” and except in the case of death, payments are made according to the participant’s distribution election. Amounts distributed are paid by the company.
Equity compensation
Depending on the circumstances of termination, grantees whose employment terminates may retain the right to exercise previously granted stock options and receive shares under outstanding RSU awards as described in the discussion following the outstanding equity awards at fiscal year-end 2025 table. RSU awards include a right to receive dividend equivalents. The dividend equivalents are paid annually by the company in a single cash payment after the last dividend payment of the year.
Perquisites
Financial counseling is offered to executive officers for one year following retirement. Otherwise, no perquisites continue after termination of employment.
Separation agreements
In the case of a resignation pursuant to a separation agreement, employees above a certain job grade level, including executive officers, might be offered a 12-month paid leave of absence before termination in exchange for a non-compete and non-solicitation commitment and a release of claims against the company. During the leave, the executive officer’s stock options will continue to become exercisable and his or her RSUs will continue to vest. Amounts paid to an individual during a paid leave of absence are not counted when calculating benefits under the qualified and non-qualified pension plans.
2026 PROXY STATEMENT • PAGE 46

In the case of a separation agreement in which the executive officer will be at least 50 years old and have at least 10 years of employment with the company on his or her last day of active employment before beginning the paid leave of absence, the separation agreement will typically include an unpaid leave of absence, to commence at the end of the paid leave and end when the executive officer has reached age 55 (bridge to retirement). During the bridge to retirement, stock options will continue to become exercisable, and RSUs will remain in effect.
Change in control
Our only program, plan or arrangement providing benefits triggered by a change in control is the TI Employees Non-Qualified Pension Plan. A change in control at December 31, 2025, would have accelerated payment of the balance under that plan. See “2025 pension benefits – TI employees non-qualified pension plans” for a discussion of the purpose of change in control provisions of that plan as well as the circumstances and the timing of payment.
Upon a change in control, there is no acceleration of vesting of stock options and RSUs granted after 2009. Only upon an involuntary termination (not for cause) within 24 months after a change in control of TI will the vesting of such stock options and RSUs accelerate. See the discussion following the outstanding equity awards at fiscal year-end 2025 table for further information concerning change in control provisions relating to stock options and RSUs.
The following table shows the potential payments upon termination or change in control for each of the named executive officers as of December 31, 2025. The amounts reflected below do not include the value of exercisable options. Pension and non-qualified deferred compensation benefits described in “2025 pension benefits” and “2025 non-qualified deferred compensation,” respectively, are not included in the following table.

Form of Compensation	Death or Disability		Involuntary Termination for Cause	Resignation; Involuntary Termination (not for Cause)		Retirement		Involuntary Termination (not for Cause) Following a Change in Control
Haviv Ilan
RSUs	$26,565,656	(1)	—	$26,565,656	(1)	$26,565,656	(1)	$26,565,656	(3)
Stock Options	$910,451	(2)	—	$910,451	(2)	$910,451	(2)	$910,451	(4)
H. Ilan Total	$27,476,107		—	$27,476,107		$27,476,107		$27,476,107

Rafael Lizardi
RSUs	$8,990,946	(1)	—	—		—		$8,990,946	(3)
Stock Options	$291,348	(2)	—	—		—		$291,348	(4)
R. Lizardi Total	$9,282,294		—	—		—		$9,282,294

Richard Templeton
RSUs	—		—	—		$23,527,499	(1)	—
Stock Options	—		—	—		$455,232	(2)	—
R. Templeton Total	—		—	—		$23,982,731		—

Hagop Kozanian
RSUs	$9,732,789	(1)	—	—		—		$9,732,789	(3)
Stock Options	$309,558	(2)	—	—		—		$309,558	(4)
H. Kozanian Total	$10,042,347		—	—		—		$10,042,347

Amichai Ron
RSUs	$9,384,768	(1)	—	—		—		$9,384,768	(3)
Stock Options	$309,558	(2)	—	—		—		$309,558	(4)
A. Ron Total	$9,694,326		—	—		—		$9,694,326
2026 PROXY STATEMENT • PAGE 47

(1)Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 31, 2025 ($173.49). All outstanding RSU awards will continue to vest according to their terms.
(2)Calculated as the difference between the grant price of all outstanding in-the-money options and the closing price of TI common stock as of December 31, 2025 ($173.49), multiplied by the number of shares under such options as of December 31, 2025. All outstanding unexercisable option awards will continue to become exercisable according to their terms.
(3)Calculated by multiplying the number of outstanding RSUs by the closing price of TI common stock as of December 31, 2025 ($173.49). RSU awards will become fully vested as a result of the termination.
(4)Calculated as the difference between the grant price of all outstanding in-the-money options and the closing price of TI common stock as of December 31, 2025 ($173.49), multiplied by the number of shares under such options as of December 31, 2025. Option awards become exercisable as a result of the termination.
Pay ratio
For 2025, the median of annual total compensation of all employees of our company (other than our CEO) was $83,617. The annual total compensation of our CEO was $22,702,299. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was approximately 272:1.
There has been no change in the company’s employee population or employee compensation arrangements that would result in a significant change in the pay ratio disclosure. Further, there has been no change in the circumstances of the employee identified as the median employee in 2023. Accordingly, the pay ratio calculation has been made using the 2025 compensation for the median employee identified in 2023.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” we used the following methodology and material assumptions, adjustments and estimates to identify the median employee in 2023:
•We selected October 1, 2023, as the date upon which we would identify the “median employee.”
•As of this date, our employee population consisted of approximately 34,387 individuals working at the company and consolidated subsidiaries, excluding employees on leaves of absence who are not expected to return to work.
•To identify the “median employee,” we used base salary and profit sharing information, each of which is paid to all employees. Salaries were annualized for all permanent employees who were employees for less than the full fiscal year or who were on an unpaid leave of absence during a portion of the year.
•We identified and calculated the elements of the median employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, including the value of the employee’s health and welfare benefits (estimated for the employee and the employee’s eligible dependents) and retirement-related benefits.
•We applied the exchange rate that we utilize in our payroll system, as of the identification date, to convert foreign currency to U.S. dollars.
The annual total compensation of our CEO is the amount reported in the “Total” column of our 2025 summary compensation table, adding in the value of health and welfare benefits (estimated for our CEO and his eligible dependents) and retirement-related benefits. This resulted in annual total compensation for purposes of determining the ratio in the amount of $22,702,299.
2026 PROXY STATEMENT • PAGE 48

Pay versus performance
Set forth below are certain disclosures related to executive compensation and company performance using selected financial performance measures required by the SEC. For a discussion of the company’s executive compensation policies and programs and an explanation of how executive compensation decisions are made at TI, please refer to the Compensation Discussion and Analysis.
The following table includes a new calculation of compensation, “compensation actually paid,” that differs significantly from the way in which the company views annual compensation decisions, as discussed in the Compensation Discussion and Analysis, and from the summary compensation table calculation of compensation.

Year	Summary Compensation Table Total for PEO (Templeton) (1)	Summary Compensation Table Total for PEO (Ilan) (1)	Compensation Actually Paid to PEO (Templeton) (3)	Compensation Actually Paid to PEO (Ilan) (3)		Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)		Value of Initial Fixed $100 Investment Based on:		Net Income (millions)	Operating Profit (millions)
									Total TSR (7)	S&P IT Index Total TSR (7)
2025	—	$22,669,509	—	$17,392,255	(4)	$7,582,112	$5,350,969	(5)	$121.78	$258.38	$5,001	$6,023
2024	—	$19,061,519	—	$25,002,997		$7,769,108	$10,830,173		$127.47	$208.30	$4,799	$5,465
2023	$20,892,318	$16,199,037	$23,224,692	$16,399,282		$7,164,737	$7,393,056		$112.67	$152.48	$6,510	$7,331
2022	$21,629,586	—	$11,834,806	—		$7,959,226	$5,118,822		$105.90	$96.60	$8,749	$10,140
2021	$19,195,411	—	$37,422,531	—		$6,903,311	$11,327,790		$117.54	$134.53	$7,769	$8,960
(1)Mr. Ilan served as the company’s principal executive officer (PEO) for 2025 and 2024. During 2023, Messrs. Ilan and Templeton each served for a period of time as the company’s PEO, and Mr. Templeton was the company’s PEO for the entirety of 2022 and 2021. Compensation for the PEO reflects the amounts reported in the summary compensation table for Messrs. Ilan and Templeton for the corresponding years in which each served as the company’s PEO.
(2)The remaining non-PEO named executive officers for the applicable period are Haviv Ilan (2021-2022), Rafael Lizardi (2021-2025), Richard Templeton (2024-2025), Hagop Kozanian (2021-2025), Amichai Ron (2023-2025) and Kyle Flessner (2021-2023). Compensation for our non-PEO named executive officers reflects the amounts reported in the summary compensation table for the respective years.
(3)Reflects the value of equity calculated in accordance with the SEC methodology for determining compensation actually paid for each year shown. We estimate the fair values for non-qualified stock options using the Black-Scholes-Merton option-pricing model. The assumptions used for purposes of calculating fair values of options as of the vest date or fiscal year-end date are the same as the assumptions used for purposes of calculating the grant date fair value of options, except that we determine expected lives of options based on the “simplified method” using an average of the remaining vest and remaining term, as of the vest date or fiscal year-end date, and the risk-free interest rate is based on the Treasury Constant Maturity rate closest to the remaining expected life, as of the vest date or fiscal year-end date.
(4)Adjustments to total compensation for 2025 as reported in the summary compensation table consist of (i) $18,000,088 deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the summary compensation table; (ii) $15,895,658 increase based on the fair value of equity awards granted in 2025 that remained outstanding and unvested as of December 31, 2025; (iii) $3,854,787 decrease for equity awards granted in prior fiscal years that remained outstanding and unvested as of December 31, 2025, determined based on the change in fair value of such awards from December 31, 2024, to December 31, 2025; (iv) $170,548 decrease for awards granted in prior fiscal years that vested in 2025, determined based on the change in fair value of such awards from December 31, 2024, to the vest date; and (v) $852,511 increase based on dividend equivalents paid on unvested RSUs in 2025.
2026 PROXY STATEMENT • PAGE 49

(5)Adjustments to the non-PEO named executive officers’ average total compensation for 2025 as reported in the summary compensation table consist of (i) $5,625,181 deduction for the average amount reported under the “Stock Awards” and “Option Awards” columns in the summary compensation table; (ii) $4,967,535 increase based on the average fair value of equity awards granted in 2025 that remained outstanding and unvested as of December 31, 2025; (iii) $2,025,499 decrease for equity awards granted in prior fiscal years that remained outstanding and unvested as of December 31, 2025, determined based on the average change in fair value of such awards from December 31, 2024, to December 31, 2025; (iv) $131,019 decrease for awards granted in prior fiscal years that vested in 2025, determined based on the average change in fair value of such awards from December 31, 2024, to the vest date; and (v) $583,021 increase based on the average amount of dividend equivalents paid on unvested RSUs in 2025.
(6)TSR represents the cumulative TSR for the company and the S&P Information Technology index over a five-year period beginning December 31, 2020, as of the years ended 2025, 2024, 2023, 2022 and 2021. TSR data is obtained from Research Data Group, Inc. (RDG).
Compensation actually paid compared to TSR, net income and operating profit
Compensation actually paid to the PEO decreased year over year by $7,610,742, or 30%, in 2025, and increased by $1,778,305, or 8%, and $11,389,886, or 96%, in 2024 and 2023, respectively, and decreased year over year by $25,587,725, or 68%, and $6,231,484, or 14%, in 2022 and 2021, respectively. Compensation actually paid to the remaining non-PEO named executive officers decreased year over year by $5,479,204, or 51%, in 2025, and increased by $3,437,117, or 46%, and $2,274,234, or 44%, in 2024 and 2023, respectively, and decreased year over year by $6,208,968, or 55%, and $504,962, or 4%, in 2022 and 2021, respectively. During this period, the company’s cumulative TSR was 21.8%. Net income increased year over year by $202 million, or 4%, in 2025, and decreased by $1.71 billion, or 26%, and $2.24 billion, or 26%, in 2024 and 2023, respectively, and increased year over year by $980 million, or 13%, and $2.17 billion, or 39%, in 2022 and 2021, respectively. Operating profit increased year over year by $558 million, or 10%, in 2025, and decreased year over year by $1.87 billion, or 25%, and $2.81 billion, or 28%, in 2024 and 2023, respectively, and increased year over year by $1.18 billion, or 13%, in 2022.
TSR, net income and operating profit are some indicators of the company’s overall performance that may impact the value of total compensation; however, other performance measures and factors are considered in setting named executive officers’ compensation. See the Compensation Discussion and Analysis for additional information.
TI TSR compared to S&P IT Index TSR
The company’s cumulative TSR of 21.8% for the five-year period ending December 31, 2025, was lower than the S&P Information Technology Index return for the same period of 158.4%.
2025 financial performance measures
The four financial performance measures listed below represent an unranked list of the “most important” financial performance measures linking compensation actually paid to the named executive officers for 2025 and company performance. We do not consider any one of the following financial performance measures to be the most important measure for our company or executive compensation program. Additional financial performance measures, based on an absolute and relative basis, and other measures were used to link executive pay to company performance as further described in the Compensation Discussion and Analysis.

Revenue growth: total TI
Operating profit
Operating profit margin
Total shareholder return
2026 PROXY STATEMENT • PAGE 50

Audit committee matters
Audit committee report
The audit committee of the board of directors has furnished the following report:
As noted in the committee’s charter, TI management is responsible for preparing the company’s financial statements. The company’s independent registered public accounting firm is responsible for auditing the financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to TI’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.
The committee has reviewed and discussed with management and the independent accounting firm, as appropriate, (i) the audited financial statements and (ii) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions.
The committee has discussed with the independent registered public accounting firm, Ernst & Young, the required communications specified by auditing standards together with guidelines established by the SEC and the Sarbanes-Oxley Act.
The committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with Ernst & Young the firm’s independence.
Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company’s annual report on Form 10-K for 2025 for filing with the SEC.

Janet Clark, Chair	Reginald DesRoches	Curtis Farmer	Robert Sanchez
Proposal to ratify appointment of independent registered public accounting firm
The audit committee of the board has the authority and responsibility for the appointment, compensation, retention and oversight of the work of TI’s independent registered public accounting firm. The audit committee has appointed Ernst & Young LLP to be TI’s independent registered public accounting firm for 2026.
TI has engaged Ernst & Young or a predecessor firm to serve as the company’s independent registered public accounting firm since 1952. In order to assure continuing auditor independence, the audit committee periodically considers whether the annual audit of TI’s financial statements should be conducted by another firm.
The lead audit partner on the TI engagement serves no more than five consecutive years in that role, in accordance with SEC rules. The audit committee chair and management have direct input into the selection of the lead audit partner.
The members of the audit committee and the board believe that the continued retention of Ernst & Young to serve as the company’s independent registered public accounting firm is in the best interest of the company and its investors. Consequently, the board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the audit committee will consider whether it should appoint another independent registered public accounting firm.
2026 PROXY STATEMENT • PAGE 51

Representatives of Ernst & Young are expected to be present and available to respond to appropriate questions at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.
The fees for services provided by Ernst & Young to the company are described below:

	2025	2024
Audit	$11,646,000	$11,126,460
Audit-related	$740,000	$776,000
Tax	$1,214,000	$1,489,000
All other	$30,000	$32,000
The services provided were as follows:
•Audit: our annual audit, including the audit of internal control over financial reporting, reports on Form 10-Q, assistance with public debt offerings, statutory audits required internationally and accounting consultations.
•Audit-related: including employee benefit plan audits and certification procedures relating to compliance with local-government or other regulatory standards for various non-U.S. subsidiaries.
•Tax: professional services for tax compliance (preparation and review of income tax returns and other tax-related filings) and tax advice on U.S. and foreign tax matters.
•All other: TI Foundation audit and training.
Pre-approval policy. The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent registered public accounting firm to assure that the provision of such services does not impair the firm’s independence.
Annually, the independent registered public accounting firm and the director of internal audits present to the audit committee services expected to be performed by the firm over the next 12 months. The audit committee reviews and, as it deems appropriate, pre-approves those services. The services and estimated fees are presented to the audit committee for consideration in the following categories: Audit, Audit-related, Tax and All other (each as defined in Schedule 14A of the Securities Exchange Act). For each service listed in those categories, the committee receives detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the audit committee specifically provides for a different period. The audit committee reviews on at least a quarterly basis the services provided to date by the firm and the fees incurred for those services. The audit committee may revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.
In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings of the audit committee, the committee has delegated pre-approval authority to its chair. The audit committee does not delegate to management its responsibilities to pre-approve services. The chair reports pre-approval decisions to the audit committee and seeks ratification of such decisions at the audit committee’s next scheduled meeting.
The audit committee or its chair pre-approved all services provided by Ernst & Young during 2025.
The board of directors recommends a vote For ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2026.
Stockholder proposal
Proposal regarding shareholder right to act by written consent
Mr. John Chevedden, 2215 Nelson Avenue #205, Redondo Beach, CA 90278-2453, the beneficial owner of 40 shares of the company’s common stock, has given notice that he or his designee intends to present the following nonbinding, advisory proposal at the annual meeting. The board of directors opposes the stockholder proposal for the reasons set forth below the proposal.
2026 PROXY STATEMENT • PAGE 52

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.
In accordance with applicable rules of the SEC, we have set forth Mr. Chevedden’s proposal below exactly as submitted to us.
Support Shareholder Right to Act by Written Consent
Shareholders request that the board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting (without any discrimination or restriction based on length of stock ownership). This includes shareholder ability to initiate any appropriate topic for written consent.
Texas Instruments shareholders have a particular need for the right to act by written consent because it is considerably more difficult than necessary for TXN shareholders to call a special shareholder meeting. Delaware law considers it reasonable for 10% of shareholders to call a special meeting - yet TXN made the threshold 25% of shareholders based on all shares outstanding.
This proposal topic won outstanding 78% TXN shareholder support at the 2021 TXN annual meeting without any special effort by the proponent and against the headwind of opposition from TXN.
Acting by written consent is hardly ever used by shareholders but the main point of having a right to act by written consent is that it gives shareholders greater standing to engage effectively with management when TXN is underperforming.
Now could be a ripe time for this proposal since TXN stock was at $202 in 2021 and at only $160 in late 2025 despite a robust stock market.
There are challenging news reports regarding TXN that argue for a greater standing for TXN shareholders to engage with TXN.
Following its Q3 earnings report, TXN offered a fourth-quarter revenue and profit forecast that fell short of analysts’ estimates. TXN’s guidance indicated a slowing recovery in the analog chip market, as well as cautious spending from customers due to economic uncertainty and mounting trade tensions. In response, TXN’s stock experienced its largest drop in 3-months.
Reports in October 2025 indicated that TXN was planning layoffs while simultaneously hiring foreign workers on H-1B visas.
In September, China’s Ministry of Commerce launched an anti-dumping investigation targeting U.S. chipmakers, including Texas Instruments. The inquiry increased geopolitical risk for TXN and introduced new uncertainty for its business access and competitive position in the Chinese market.
Following the October financial results, some analysts raised concerns over the sustainability of TXN’s dividend. Analysts cited mounting capital expenses for new manufacturing plants and slower projected revenue growth as potential pressures on the company’s free cash flow.
In August 2025, a lawsuit was filed charging that Texas Instruments had infringed upon semiconductor technology patents. There were reports earlier in the year noting that unresolved tariff and regulatory issues were causing customer hesitancy and impacting TXN performance.
Please vote yes: Shareholder Right to Act by Written Consent
2026 PROXY STATEMENT • PAGE 53

Board of directors’ response

The board of directors recommends you vote against this proposal.
•Stockholder meetings, whether annual or specially convened, provide our stockholders with a regular, informed and transparent forum to exercise their rights.
•Our by-laws give stockholders the right to call a special meeting, aligning with the feedback we received from the majority of our stockholders during extensive review and individual engagement on their preference over acting by written consent.
•Our corporate governance practices provide all stockholders an opportunity to meaningfully participate in the decision-making process.

Our governance practices provide stockholders meaningful ways to participate in the decision-making process.
Our robust corporate governance practices protect stockholder rights and provide effective processes for stockholders to communicate with our board, management and other stockholders. These practices include:
•Special meetings may be called by stockholders who collectively hold 25% or more of our outstanding stock;
•Our by-laws provide a “proxy access” right that conforms to market practice;
•Annually elected board;
•Majority vote standard for uncontested director elections; and
•Robust stockholder engagement throughout the year.
The company will continue to foster an open dialogue with stockholders regarding corporate governance and take appropriate actions where the long-term interest of all stockholders is best served.
Our stockholders have expressed their preference for a robust special meeting right over written consent.
In response to prior support for a non-binding stockholder proposal to allow action by written consent, the company reached out to holders of approximately two-thirds of the company’s outstanding stock. Among stockholders who expressed a preference, all preferred the right to call a special meeting over the right to act by written consent.
Based on this feedback, the board concluded that amending our by-laws to adopt a right of stockholders to call a special meeting provided a more balanced and transparent process to allow for stockholder action between annual meetings. Today, Texas Instruments stockholders collectively holding 25% or more of our outstanding stock have the right to call a special meeting, which is the most common ownership threshold adopted by S&P 500 companies.1
Actions taken through a meeting, whether at an annual or special meeting of stockholders, offer critical protections and benefits to stockholders that are absent from the written consent process.
The stockholder meeting process ensures that all stockholders have an opportunity to receive notice and participate in open and transparent discussions in connection with a proposed action. Stockholders are provided comprehensive disclosure through proxy materials to inform their decision-making process and serve stockholders’ interests. Additionally, the board believes that any matter significant enough to warrant stockholder action should be formally and transparently addressed at a meeting of stockholders.
For these reasons, the board of directors recommends a vote against this proposal.

1 FactSet as of February 24, 2026.
2026 PROXY STATEMENT • PAGE 54

Additional information
Voting securities
As stated in the notice of annual meeting, holders of record of the common stock at the close of business on February 23, 2026, may vote at the meeting or any adjournment of the meeting. As of February 23, 2026, 910,463,377 shares of TI common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held.
Security ownership of certain beneficial owners
The following table shows the only persons who have reported beneficial ownership of more than 5% of the common stock of the company by virtue of filing a Schedule 13G with the SEC. Persons generally “beneficially own” shares if they have the right to either vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

Name and Address	Shares Beneficially Owned	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	91,377,364 (1)	10.04%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	76,795,073 (2)	8.5%
(1)Based on a Schedule 13G/A filed with the SEC by The Vanguard Group on June 10, 2024, reporting beneficial ownership as of May 31, 2024. According to its Schedule 13G/A filing, The Vanguard Group has shared voting power for 1,154,175 shares, sole dispositive power for 87,244,448 shares and shared dispositive power for 4,132,916 shares.
(2)Based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 25, 2024, reporting beneficial ownership as of December 31, 2023. According to its Schedule 13G/A filing, BlackRock, Inc. has sole voting power for 69,978,094 shares and sole dispositive power for 76,795,073 shares.
2026 PROXY STATEMENT • PAGE 55

Security ownership of directors and management
The following table shows the beneficial ownership of TI common stock by directors, the named executive officers and all executive officers and directors as a group as of December 31, 2025. Each director and named executive officer has sole voting and investment power with respect to the shares owned, except as to the interests of spouses or as otherwise indicated. No director or executive officer has pledged shares of TI common stock.

Name	Shares Beneficially Owned	Percent of Class
Directors (1)
Mark Blinn (2)	38,549	*
Todd Bluedorn	26,601	*
Janet Clark	38,221	*
Carrie Cox	61,147	*
Martin Craighead	38,463	*
Reginald DesRoches	1,865	*
Curtis Farmer	5,043	*
Jean Hobby	10,288	*
Haviv Ilan	760,717	*
Ronald Kirk	45,580	*
Pamela Patsley	117,113	*
Robert Sanchez	58,498	*
Richard Templeton (3)	2,680,196	*

Management (4)
Rafael Lizardi	300,542	*
Hagop Kozanian	247,870	*
Amichai Ron	246,794	*
All executive officers and directors as a group (5)	5,477,727	*
*    Less than 1%
(1)    Included in the shares owned shown above are:

Directors	Shares Obtainable within 60 Days	RSUs (Shares) (a)	Shares Credited to Deferred Compensation Accounts (b)
Mark Blinn	—	11,717	11,786
Todd Bluedorn	18,935	2,446	—
Janet Clark	18,935	10,816	8,470
Carrie Cox	18,935	33,962	5,111
Martin Craighead	14,629	2,446	—
Reginald DesRoches	—	1,783	82
Curtis Farmer	766	2,386	1,891
Jean Hobby	6,186	2,446	—
Haviv Ilan	561,511	153,125	—
Ronald Kirk	25,000	2,446	5,643
Pamela Patsley	18,935	4,446	64,216
Robert Sanchez	25,000	9,313	12,423
Richard Templeton	1,561,353	255,613	—
2026 PROXY STATEMENT • PAGE 56

(a)The non-employee directors’ RSUs granted before 2007 are settled in TI common stock generally upon the director’s termination of service, provided he or she has served at least eight years or has reached the company’s retirement age for directors. RSUs granted after 2006 are settled in TI common stock generally upon the fourth anniversary of the grant date.
(b)The shares in deferred compensation accounts are issued following the director’s termination of service.
(2)    Includes 15,046 shares held in a trust for which Mr. Blinn shares voting and investment power.
(3)    Includes 12,993 shares credited to Mr. Templeton’s 401(k) and profit sharing accounts. Also includes 49,500 shares held in trusts and 649,681 shares held by the Richard and Mary Templeton Foundation, a charitable foundation, for each of which Mr. Templeton shares voting and investment power. Mr. Templeton has no pecuniary interest in the Foundation’s shares.
(4)    Included in the shares owned shown above are:

Executive Officer	Shares Obtainable within 60 Days	Shares Credited to 401(k) Account	RSUs (Shares)
Rafael Lizardi	182,815	—	51,824
Hagop Kozanian	173,332	—	56,100
Amichai Ron	172,458	—	54,094
(5)    Includes:
(a)3,343,584 shares obtainable within 60 days.
(b)12,993 shares credited to 401(k) accounts.
(c)866,026 shares subject to RSU awards; for the terms of these RSUs, see page 42.
(d)109,621 shares credited to certain non-employee directors’ deferred compensation accounts; shares in deferred compensation accounts are issued following a director’s termination of service.
Related person transactions
Because we believe that company transactions with directors and executive officers of TI or with persons related to TI directors and executive officers present a heightened risk of creating or appearing to create a conflict of interest, we have a written related person transaction policy that has been approved by the board of directors. The policy states that TI directors and executive officers should obtain the approvals or ratifications specified below in connection with any related person transaction. The policy applies to transactions in which:
1.    TI or any TI subsidiary is or will be a participant;
2.    The amount involved exceeds or is expected to exceed $120,000 in a fiscal year; and
3.    Any of the following (a “related person”) has or will have a direct or indirect interest:
(a)A TI director or executive officer or an Immediate Family Member of a director or executive officer;
(b)A stockholder owning more than 5% of the common stock of TI or an Immediate Family Member of such stockholder, or, if the 5% stockholder is not a natural person, any person or entity designated in the Form 13G or 13D filed under the SEC rules and regulations by the 5% stockholder as having an ownership interest in TI stock (individually or collectively, a “5% holder”); or
(c)An entity in which someone listed in (a) above has a 5% or greater ownership interest, by which someone listed in (a) is employed, or of which someone listed in (a) is a director, principal or partner.
For purposes of the policy, an “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of a TI director, executive officer or 5% holder.
2026 PROXY STATEMENT • PAGE 57

The policy specifies that a related person transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions or arrangements.
The required approvals are as follows:

Arrangement Involving:	Approval Required by:
Executive officer who is also a member of the TI board, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5% or greater ownership interest	GSR committee
Chair of the GSR committee, chief compliance officer, any of his or her Immediate Family Members, or an entity in which any of the foregoing has a 5% or greater ownership interest	GSR committee
Any other director or executive officer, an Immediate Family Member of such person, or an entity in which any of the foregoing has a 5% or greater ownership interest	Chief compliance officer in consultation with the chair of the GSR committee
A 5% holder	GSR committee
No member of the GSR committee will participate in the consideration of a related person arrangement in which such member or any of his or her Immediate Family Members is the related person.
The approving body or persons will consider all of the relevant facts and circumstances available to them, including (if applicable) but not limited to the benefits to the company of the arrangement; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the arrangement; and the terms available to unrelated third parties or to employees generally. The primary consideration is whether the transaction between TI and the related person (i) was the result of undue influence from the related person or (ii) could adversely influence or appear to adversely influence the judgment, decisions or actions of the director or executive officer in meeting TI responsibilities or create obligations to other organizations that may come in conflict with responsibilities to TI.
No related person arrangement will be approved unless it is determined to be in, or not inconsistent with, the best interests of the company and its stockholders, as the approving body or persons shall determine in good faith.
The chief compliance officer will provide periodic reports to the committee on related person transactions. Any related person transaction brought to the attention of the chief compliance officer or of which the chief compliance officer becomes aware that is not approved pursuant to the process set forth above shall be terminated as soon as practicable.
The board has determined that the following types of transactions pose little risk of a conflict of interest and therefore has deemed them approved:
•Compensation paid to a TI director or executive officer for services as such, or where the sole interest in a related person transaction of a TI director, executive officer or 5% holder is their position as such;
•Transactions where the rates or charges involved are determined by competitive bids, involve the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;
•Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services;
•Interests of a related person arising only from:
◦the direct or indirect ownership in another party to the transaction and that ownership, when combined with the ownership of all the other individuals specified in 3(a)-(c) above, is less than 5% of the outstanding equity of such party;
2026 PROXY STATEMENT • PAGE 58

◦an interest as a limited partner in a partnership, and that ownership interest, when combined with all the other ownership interests of the other individuals specified in 3(a)-(c) above, is less than 5% of the total ownership interest of the limited partnership;
◦their position as a director of another corporation or organization;
◦the ownership of TI stock and all holders of that class of stock receive the same benefit on a pro rata basis;
•Transactions in the ordinary course of business where the only relationship of a TI director or executive officer or their Immediate Family Member is as an employee (other than an executive officer) and/or less than a 10% beneficial owner of the other entity if (i) the TI director or executive officer is not involved in negotiating the terms of the transaction and (ii) amounts involved for the fiscal year do not exceed the greater of $200,000 or 2% of the entity’s consolidated gross revenues for that year;
•Charitable contributions, grants or endowments by TI or the TI Foundation to an entity where the only relationship of the TI director or executive officer or their Immediate Family Member is as a trustee or employee (other than as an executive officer) if the aggregate payments for the fiscal year do not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues for that year. “Payments” exclude payments arising solely from investments in TI stock, payments under the TI Director Award Program and payments under non-discretionary charitable contribution matching programs; and
•Transactions involving the employment of an Immediate Family Member of a TI director or executive officer if such director or executive officer does not participate in the decisions regarding the hiring, performance evaluation or compensation of the Immediate Family Member and such hiring, performance evaluation or compensation is determined on a basis consistent with TI’s human resources policies.
Compensation committee interlocks and insider participation
During 2025, Messrs. Blinn, Craighead and Kirk and Ms. Cox served on the compensation committee. No committee member (i) was an officer or employee of TI, (ii) was formerly an officer of TI or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). None of TI’s executive officers served on the board of directors or compensation committee of a company that had an executive officer that served on TI’s board or compensation committee.
Cost of solicitation
The solicitation is made on behalf of our board of directors. TI will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to beneficial holders of our shares.
Without receiving additional compensation, directors, officers and employees of TI may solicit proxies personally by telephone, fax or email from some stockholders if proxies are not promptly received. We have also hired Georgeson LLC to assist in the solicitation of proxies at a cost of $13,500 plus out-of-pocket expenses.
Stockholder proposals and nominations for 2027
The table below shows the deadlines for stockholders to submit proposals or director nominations for next year’s annual meeting.

	Proposals for Inclusion in 2027 Proxy Materials	Director Nominees for Inclusion in 2027 Proxy Materials (Proxy Access)	Other Proposals/Nominees to be Presented at 2027 Annual Meeting (and Not for Inclusion in Proxy Materials)
When proposal must be received by Texas Instruments	On or before November 4, 2026	No earlier than October 5, 2026, and no later than November 4, 2026	No earlier than December 17, 2026, and no later than January 16, 2027

In addition to satisfying the requirements of the company’s by-laws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than board’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.
2026 PROXY STATEMENT • PAGE 59

Any proposals, nominations or notices are to be sent to Texas Instruments Incorporated, 12500 TI Boulevard, MS 8658, Dallas, TX 75243, Attn: Secretary.
We reserve the right to reject, rule out of order or take any other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.
Benefit plan voting
A participant in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan is a “named fiduciary” under the plans and is entitled to direct the voting of shares allocable to his or her accounts under these plans. The trustee administering the plan will vote the shares in accordance with the named fiduciary’s instructions. Instructing the trustee on the voting of shares held for the accounts should be done by April 13, 2026, in the manner described in the notice of annual meeting.
Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI 401(k) savings plans for which no voting instructions are received by April 13, 2026, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date unless otherwise required by law.
Delinquent Section 16(a) reports
Section 16(a) of the Securities Exchange Act requires certain persons, including the company’s directors and Section 16 officers, to file reports with the SEC regarding beneficial ownership of certain equity securities of the company. Based upon a review of reports filed with the SEC and written representations from the reporting persons, the company believes that all reports, other than as follows, during 2025 were timely filed by its directors and Section 16 officers. Due to administrative errors, Mark Blinn had two late filings, one with respect to an equity grant and another with respect to a sale of shares.
Telephone and internet voting
Registered stockholders and benefit plan participants. Stockholders with shares registered directly with Computershare (TI’s transfer agent) and participants who beneficially own shares in a TI benefit plan may vote telephonically by calling 800-690-6903 (within the U.S. and Canada only, toll-free) or via the internet at www.proxyvote.com.
The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.
Stockholders with shares registered in the name of a brokerage firm or bank. A number of brokerage firms and banks offer telephone and internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Stockholders should check the information forwarded by the bank, broker or other holder of record to see which options are available.
Stockholders voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and internet access providers, that must be borne by the stockholder.
2026 PROXY STATEMENT • PAGE 60

Stockholders sharing the same address
To reduce the expenses of delivering duplicate materials, we take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials (or one Notice of Internet Availability of Proxy Materials) to stockholders who share an address unless otherwise requested. Stockholders who share an address with another stockholder and who received only one set of these materials may request a separate copy at no cost by calling Investor Relations at 214-479-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, those stockholders may request separate materials, or request that we send only one set of materials if they are receiving multiple copies, by calling 866-540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
Internet availability of proxy materials
We are furnishing proxy materials to our stockholders primarily over the internet. A Notice of Internet Availability of Proxy Materials will be mailed to stockholders with instructions on how to access the proxy materials online. Stockholders may follow the instructions in the Notice of Internet Availability of Proxy Materials to elect to receive future proxy materials in print by mail or electronically by email. Stockholders may also request electronic delivery by visiting https://enroll.icsdelivery.com/TXN. We encourage stockholders to take advantage of electronic delivery to help support our sustainability efforts and reduce the company’s printing and mailing costs.
2026 PROXY STATEMENT • PAGE 61

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 16, 2026. This 2026 proxy statement and the company’s 2025 annual report are accessible at www.proxyvote.com.
The company’s annual report on Form 10-K for the year ended December 31, 2025, which contains consolidated financial statements, accompanies this proxy statement. You may also obtain a copy of the company’s 2025 Form 10-K, including a list of exhibits and any exhibit specifically requested, without charge by writing to Investor Relations, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199. Our Form 10-K is also available in the “Investor Relations” section of our website at www.ti.com. The contents posted on our website are not incorporated by reference into this proxy statement.

Sincerely,

Katie Kane Senior Vice President, Secretary and General Counsel
Dallas, Texas March 4, 2026

Notice regarding forward-looking statements
This proxy statement includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Statements herein that describe TI’s business strategy, ability to generate free cash flow in the future, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results and amounts to differ materially from those in forward-looking statements. For a detailed discussion of the risks and uncertainties, see the risk factors discussion in Item 1A of our annual report on Form 10-K for the year ended December 31, 2025. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.
2026 PROXY STATEMENT • PAGE 62

TEXAS INSTRUMENTS INCORPORATED ATTN: ASSISTANT SECRETARY P.O. BOX 655474 MS 3999 DALLAS, TX 75265-5474
For registered shares, your proxy must be received by 11:59 p.m. (ET) on April 15, 2026.
For shares allocable to a benefit plan account, your proxy must be received by 11:59 p.m. (ET) on April 13, 2026.
VOTE BY INTERNET– Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until the applicable cut-off date and time above. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until the applicable cut-off date and time above. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received by the applicable date and time above.

STOCKHOLDER MEETING ADVANCE REGISTRATION
You must register and print your advance registration form at the stockholder meeting registration site: www.proxyvote.com. If you are unable to print your advance registration form, please call Stockholder Meeting Registration Phone Support (Toll Free) 1-844-318-0137 or (International Toll) 1-925-331-6070 for assistance.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:     KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    DETACH AND RETURN THIS PORTION ONLY
TEXAS INSTRUMENTS INCORPORATED

The Board of Directors recommends you vote FOR each of the nominees for director.
1. Election of Directors
Nominees:	For	Against	Abstain
1a. Mark Blinn	☐	☐	☐
1b. Todd Bluedorn	☐	☐	☐
1c. Janet Clark	☐	☐	☐
1d. Carrie Cox	☐	☐	☐
1e. Martin Craighead	☐	☐	☐
1f. Reginald DesRoches	☐	☐	☐
1g. Curtis Farmer	☐	☐	☐
1h. Jean Hobby	☐	☐	☐
1i. Haviv Ilan	☐	☐	☐
1j. Ronald Kirk	☐	☐	☐
1k. Pamela Patsley	☐	☐	☐
1l. Robert Sanchez	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.
	For	Against	Abstain
2. Board proposal regarding advisory approval of the Company’s executive compensation.	☐	☐	☐

	For	Against	Abstain
3. Board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 4.
	For	Against	Abstain
4. Stockholder proposal to permit stockholders to act by written consent.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as an attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 16, 2026
You are invited to attend the 2026 annual meeting of stockholders on Thursday, April 16, 2026, on our property at 12500 TI Boulevard, Dallas, Texas, at 8:30 a.m. (Central time). At the meeting we will consider the election of directors, advisory approval of the Company’s executive compensation, ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026, one stockholder proposal, if properly presented, and such other matters as may properly come before the meeting.
Electronic Delivery of Proxy Materials
We are pleased to offer stockholders the opportunity to receive future proxy mailings by email. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years or enroll at https://enroll.icsdelivery.com/TXN.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2026 Notice and Proxy Statement and 2025 Annual Report are also available at www.proxyvote.com.

PROXY FOR ANNUAL MEETING
TO BE HELD APRIL 16, 2026
This proxy is solicited on behalf of the Board of Directors
The undersigned hereby appoints JANET CLARK, TODD BLUEDORN, HAVIV ILAN, KATIE KANE, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 16, 2026, at 8:30 a.m. (Central time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors, upon the board proposals and upon other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee, FOR Proposals 2 and 3, and AGAINST Proposal 4. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.
Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a “named fiduciary” under the plans for TI shares allocable to that plan account and for shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the plans, or its designee. The plans provide that the trustee will vote each participant’s shares in accordance with the participant’s instructions unless otherwise required by law. If the trustee does not receive voting instructions for TI shares under the plans by April 13, 2026, those shares will be voted, in accordance with the terms of plans, in the same proportion as the shares for which voting instructions have been received unless otherwise required by law. If other matters come before the meeting, the named proxies will vote plan shares on those matters in their discretion.
IMPORTANT – On the reverse side of this card are procedures on how to vote the shares.
Please consider voting by Internet or telephone.